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TABLE OF CONTENTS PROSPECTUS SUPPLEMENT

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
6.875% Senior Notes due 2020	$650,000,000	100%	$650,000,000	$46,345

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-169327

PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED SEPTEMBER 13, 2010

$650,000,000

6.875% Senior Notes Due 2020

        The notes will mature on October 1, 2020. Interest will accrue from September 16, 2010 and the first interest payment date will be April 1, 2011.

        We may redeem some or all of the notes at any time prior to October 1, 2015 at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest plus a "make-whole" premium. We may redeem some or all of the notes at any time on or after October 1, 2015 at the redemption prices set forth under "Description of Notes—Redemption—Optional Redemption." In addition, on or prior to October 1, 2013, we may redeem up to 35% of the notes using the proceeds of certain equity offerings. If we sell certain of our assets or in the event of a change of control, we must offer to purchase the notes.

        The notes will be our unsecured senior obligations. The notes will rank equally in right of payment with all of our existing and future senior indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the notes. The notes will be effectively subordinated to all of our existing and future secured indebtedness to the extent of the assets securing such indebtedness. As of the issue date, the notes will not be guaranteed by any of our subsidiaries and therefore will be structurally subordinated to the debt and other liabilities of all our subsidiaries.

        See "Risk Factors" beginning on page S-7 and those contained in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of certain risks that you should consider in connection with an investment in the notes.

	Price to Public(1)	Underwriting Discounts and Commissions	Proceeds to Issuer(1)
Per Note	99.104%	2.000%	97.104%
Total	$644,176,000	$13,000,000	$631,176,000

(1)
Plus accrued interest, if any, from September 16, 2010.

        We expect that delivery of the notes will be made to investors in book-entry form only through The Depository Trust Company on or about September 16, 2010.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Book-Running Managers

Credit Suisse

J.P. Morgan

UBS Investment Bank

Co-Managers

RBS

SunTrust Robinson Humphrey

Wells Fargo Securities

The date of this prospectus supplement is September 13, 2010.

PROSPECTUS SUPPLEMENT

PROSPECTUS

        We are responsible for the information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus we may prepare. We have not and the underwriters have not authorized any person to provide you with different information, and neither we nor any underwriter take responsibility for any other information that others may give you. We do not, and the underwriters and their affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you.

        We and the underwriters are offering to sell the notes only in jurisdictions where offers and sales are permitted.

        You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectus is accurate only as of its date.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This prospectus supplement is a supplement to the accompanying prospectus, dated September 13, 2010, that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using the SEC's shelf registration rules. In this prospectus supplement, we provide you with specific information about the terms of this offering of notes. Both this prospectus supplement and the accompanying prospectus include important information about us, the notes and other information you should know before investing in the notes. This prospectus supplement also adds to, updates and changes some of the information contained in the accompanying prospectus. To the extent that any statement that we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or any previously-filed documents incorporated by reference, the statements made in the accompanying prospectus or any previously-filed documents incorporated by reference are deemed modified or superseded by the statements made in this prospectus supplement. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies. See "Documents Incorporated by Reference."

        In this prospectus supplement, unless otherwise indicated or the context requires, we use the terms "BE Aerospace," "we," "us," and "our" to refer to BE Aerospace, Inc., a Delaware corporation. References to our "senior credit facility" mean our senior secured credit facility, dated July 28, 2008, consisting of (a) a five-year, $350.0 million revolving credit facility, referred to as the revolving credit facility, and (b) a six-year, $525.0 million term loan facility, referred to as the term loan facility. As of June 30, 2010, there was $343.4 million outstanding under the term loan facility and no borrowings outstanding under the revolving credit facility. There were letters of credit outstanding under the revolving credit facility totaling $4.6 million at June 30, 2010. References to our "existing senior notes" mean our $600.0 million aggregate principal amount of 8.5% Senior Notes due 2018.

MARKET AND INDUSTRY DATA

        Unless otherwise indicated, the industry data included or incorporated by reference in this prospectus supplement is from the January/February 2010 issue of the Airline Monitor, December 2009 report of the International Air Transport Association (IATA), the Current Boeing Market Outlook 2009, "The ACAS Database" or the Airbus S.A.S. or The Boeing Company corporate websites.

        Market and certain other industry data included or incorporated by reference in this prospectus supplement, including all market share and market size data, are based on estimates of our management. These estimates have been derived from our management's knowledge and experience in the markets in which we operate, as well as information obtained from internal research and surveys, our customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which we operate. Although we believe that these sources are generally reliable, we have not independently verified data from these sources or obtained third-party verification of market share data and do not guarantee the accuracy or completeness of this information. We also may define our markets differently than other sources or define our markets as portions of other larger markets which may make obtaining information more difficult and less precise. In addition, data regarding market position and market share within our industry is intended to provide general guidance but is inherently imprecise.

ii

 FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain, or will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, all statements that do not relate solely to historical or current facts, including statements regarding the implementation and expected benefits of lean manufacturing and continuous improvement plans, our dealings with customers and partners, the consolidation of facilities, reduction of our workforce, integration and expected benefits from acquired businesses, ongoing capital expenditures, our ability to grow our business, the impact of the large number of grounded aircraft on demand for our products and our underlying assets, the adequacy of funds to meet our capital requirements, the ability to refinance our indebtedness, if necessary, the reduction of debt, the potential impact of new accounting pronouncements, the global recession and the impact on our business of the recent and projected decreases in passenger traffic and the size of the airline fleet, and any offering of securities made pursuant to this prospectus supplement. Such forward-looking statements include risks and uncertainties and our actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed under the heading "Risk Factors" in this prospectus supplement, our periodic reports filed with the SEC and other offering materials, as well as future events that may have the effect of reducing our available operating income and cash balances, such as unexpected operating losses, the impact of rising fuel prices on our airline customers, outbreaks in national or international hostilities, terrorist attacks, prolonged health issues which reduce air travel demand (e.g., SARS, Swine Flu, Icelandic volcano eruptions), delays in, or unexpected costs associated with, the integration of our acquired or recently consolidated businesses and businesses we acquire in the future, conditions in the airline industry, conditions in the business jet industry, problems meeting customer delivery requirements, our success in winning new or expected refurbishment contracts from customers, capital expenditures, increased leverage, possible future acquisitions, facility closures, product transition costs, labor disputes involving us, our significant customers' suppliers or airframe manufacturers, the impact of a prolonged global recession, the possibility of a write-down of intangible assets, delays or inefficiencies in the introduction of new products, fluctuations in currency exchange rates or our inability to properly manage our rapid growth.

        Except as required under the federal securities laws and rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein. These statements should be considered only after carefully reading this prospectus supplement, the accompanying prospectus and other offering material and the documents incorporated by reference herein and therein.

iii

PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us and this offering. This summary may not contain all of the information that may be important to you. You should read carefully all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the information set forth under the caption "Risk Factors" in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2009 (the "Annual Report on Form 10-K") and the consolidated financial statements and the related notes thereto, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, before making a decision to invest in the notes.

Our Company

        Based on our experience in the industry, we believe we are the world's largest manufacturer of cabin interior products for commercial airlines and business jets and the world's leading distributor of aerospace fasteners and consumables. We sell our products directly to virtually all of the world's major airlines and a vast majority of aerospace manufacturers. In addition, through our consumables management segment, we sell a large and growing number of consumable parts to market participants in the defense industry. Based on our experience, we believe that we have achieved leading global market positions in each of our major product categories, which include:

  •
  a broad line of aerospace fasteners and consumables, consisting of over 275,000 Stock Keeping Units (SKUs) serving the aerospace, commercial aircraft, business jet and military and defense industries;

  •
  commercial aircraft seats, including an extensive line of super first class, first class, business class, tourist class and regional aircraft seats;

  •
  a full line of aircraft food and beverage preparation and storage equipment, including galley systems, coffeemakers, water boilers, beverage containers, refrigerators, freezers, chillers and ovens, including microwave, high efficiency convection and steam ovens;

  •
  both chemical and gaseous aircraft oxygen storage, distribution and delivery systems, protective breathing equipment and a broad range of lighting products; and

  •
  business jet and general aviation interior products, including an extensive line of executive aircraft seats, direct and indirect overhead lighting systems, passenger and crew oxygen systems, air valve systems, high-end furniture and cabinetry.

        We also provide comprehensive aircraft cabin interior reconfiguration and passenger-to-freighter conversion engineering services, galley systems, and component kits.

        We have substantially expanded the size, scope and nature of our business as a result of a number of acquisitions. Between 1989 and 2006, we completed 24 acquisitions, for an aggregate purchase price of approximately $1.2 billion. We believe these acquisitions enabled us to position ourselves as a preferred global supplier to our customers. During this period we completed three major facility and product line consolidation efforts, eliminating 22 facilities. We implemented lean manufacturing and continuous improvement programs which, together with our information technology investments, have significantly improved our productivity. These facility consolidations and productivity enhancements allowed us to expand our operating margins by 570 basis points during the period from December 31, 2005 through December 31, 2008 (exclusive of a goodwill and intangible asset impairment charge in 2008). In 2008, we completed the acquisition of the Consumables Solutions distribution business ("HCS") from Honeywell International Inc. for a purchase price of approximately $1.0 billion. HCS distributed fasteners, hardware, bearings, seals, gaskets and electrical components and other consumables to the global airline, aerospace, business jet and defense industries. The combination of

HCS with our existing consumables products business created the world's leading distributor of aerospace fasteners and consumables. As a result of this acquisition, we have eliminated four additional facilities, further rationalized our consumables management segment, and significantly expanded segment operating margins. The acquisition of HCS has allowed us to alter our business mix such that approximately one-half of our business is related primarily to the sale of consumables products and commercial aircraft spares.

        We were organized as a corporation in Delaware in 1987.

        Our principal executive offices and corporate headquarters are located at 1400 Corporate Center Way, Wellington, Florida 33414 and our telephone number is 561-791-5000.

 THE OFFERING

        The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the notes, please refer to the section entitled "Description of Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus.

Notes Offered	We are offering a total of $650,000,000 in principal amount of 6.875% senior notes due 2020.
Maturity Date	October 1, 2020.
Issue Price	We are offering the notes at a price of 99.104% of par.
Interest Payment Dates	April 1 and October 1 of each year, commencing April 1, 2011. Interest will accrue from September 16, 2010.
Optional Redemption
We may redeem some or all of the notes at any time prior to October 1, 2015 at a price equal to 100% of the principal amount of the notes plus accrued and unpaid interest plus a "make-whole" premium. We may redeem some or all of the notes at any time on or after October 1, 2015 at the redemption prices set forth under "Description of Notes—Redemption—Optional Redemption," plus accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to October 1, 2013, we may redeem up to 35% of the notes at a redemption price of 106.875% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds contributed to our capital from one or more equity offerings.
Subsidiary Guarantors
As of the issue date, none of our subsidiaries will guarantee the notes; however, in certain circumstances, guarantees of the notes may be required in the future, including if any subsidiaries guarantee any of our other debt.
Ranking
The notes will be our unsecured senior obligations. The notes will rank equally in right of payment with all of our existing and future senior indebtedness and will rank senior in right of payment to any future indebtedness that is subordinated to the notes.

The notes will be effectively subordinated to all of our existing and future secured indebtedness, including the indebtedness under our senior credit facility, to the extent of the value of the assets securing such indebtedness, and structurally subordinated to all existing and future indebtedness and other liabilities of any of our subsidiaries which are not guarantors of the notes. None of our subsidiaries are guarantors under our senior credit facility or under the indenture governing the existing senior notes. As of the issue date of the notes, none of our subsidiaries will guarantee our obligations under the notes and, accordingly, the assets of these non-guarantor subsidiaries may not be available to make payments on the notes. See "Risk Factors—Risks Relating to the Notes and the Offering."

As of June 30, 2010, after giving effect to this offering, we would have had $1,593.4 million of senior indebtedness outstanding, of which $343.4 million would have been secured indebtedness, and approximately $350.0 million of undrawn borrowing capacity (which borrowings would be secured) under the revolving credit facility of our senior credit facility, without taking into account any outstanding letters of credit.
Change of Control
If we experience a change of control, we will be required to repurchase the notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the purchase date. See "Description of Notes—Change of Control."
Certain Covenants	The indenture governing the notes will contain certain covenants which will, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur indebtedness;
	•	pay dividends or make distributions in respect of our capital stock or repurchase our capital stock;
	•	make certain other restricted payments or investments;
	•	sell assets, including capital stock of the restricted subsidiaries;
	•	agree to payment restrictions affecting restricted subsidiaries;
	•	enter into transactions with our affiliates; and
	•	merge, consolidate or sell substantially all of our assets.
These covenants are subject to important exceptions and qualifications described under the heading "Description of Notes—Covenants."
Use of Proceeds
We intend to use the net proceeds of the offering to fund acquisitions of businesses operating within, or complementary to, our commercial aircraft and consumables management segments. We are currently exploring or participating in discussions with third parties regarding a number of possible acquisitions; however, we presently have no definitive agreements related to any acquisitions. Any amount of the net proceeds of this offering not used for acquisitions may, in the future, be used for the repayment of indebtedness including indebtedness under our senior credit facility. See "Use of Proceeds" for more information.
Risk Factors
You should carefully consider all of the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. In particular, you should evaluate the specific risks set forth under the section captioned "Risk Factors" beginning on page S-7 and those contained in our Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for a discussion of certain risks in making an investment in the notes.

SUMMARY HISTORICAL FINANCIAL DATA

        The following tables set forth certain of our financial information. We derived the summary statement of operations data, other financial data and segment data for the fiscal years ended December 31, 2009, 2008 and 2007, and the summary balance sheet data as of December 31, 2009 and 2008 from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary balance sheet data as of December 31, 2007 have been derived from our audited consolidated financial statements not included or incorporated by reference into this prospectus supplement or the accompanying prospectus. The summary statement of operations data, other financial data and segment data for the six-month periods ended June 30, 2010 and 2009 and the summary balance sheet data as of June 30, 2010 have been derived from our unaudited condensed consolidated financial statements incorporated by reference into this prospectus supplement. The summary balance sheet data as of June 30, 2009 have been derived from our unaudited condensed consolidated financial statements not included or incorporated by reference into this prospectus supplement or the accompanying prospectus. These unaudited condensed consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements and, in the opinion of our management, include all adjustments considered necessary for a fair presentation of the financial position and results of operations for such periods. This summary financial data is qualified by reference to, and should be read in conjunction with, our historical financial statements, including the notes thereto, which are incorporated by reference into this prospectus supplement.

	Six Months Ended June 30,				Fiscal Year Ended December 31,
	2010		2009		2009		2008	2007
	(dollars in millions)
Statements of Operations Data:
Revenues	$947.4		$998.5		$1,937.7		$2,110.0	$1,677.7
Cost of sales	605.3		656.5		1,268.5		1,386.5	1,107.6
Selling, general and administrative	138.7		140.1		270.5		238.3	195.2
Research, development and engineering	52.6		47.3		102.6		131.4	127.9
Asset impairment charge(1)	—		—		—		390.0	—

Operating earnings (loss)	150.8		154.6		296.1		(36.2)	247.0
Interest expense, net	40.7		45.0		88.4		48.0	20.9
Debt prepayment costs	2.5		—		3.1		3.6	11.0

Earnings (loss) before income taxes	107.6		109.6		204.6		(87.8)	215.1
Income tax expense	36.5		37.0		62.6		11.6	67.8

Net earnings (loss)	$71.1		$72.6		$142.0		$(99.4)	$147.3

Other Financial Data:
Operating margin	15.9%		15.5%		15.3%		(1.7%)	14.7%
Depreciation and amortization	$25.0		$24.1		$49.5		$40.7	$35.0
Capital expenditures	(17.0)		(15.5)		(28.4)		(31.7)	(32.1)
Net cash flows provided by (used in) operating activities	96.3		(5.5)		82.3		115.5	22.0
Net cash flows used in investing activities	(16.9)		(15.9)		(29.3)		(944.4)	(32.6)
Net cash flows (used in) provided by financing activities	(68.4)		(1.6)		(102.5)		923.1	25.9
Non-cash compensation	13.9		11.5		24.1		15.5	11.0
Ratio of earnings to fixed charges(2)	3.6	x	3.4	x	3.3	x	—	9.6	x
Segment Data:
Net sales:
Consumables management	$379.2		$436.0		$798.1		$697.3	$386.5
Commercial aircraft	466.5		449.8		911.3		1,138.7	1,098.1
Business jet	101.7		112.7		228.3		274.0	193.1
Operating earnings (loss):
Consumables management	75.0		83.2		151.0		(151.7)	85.5
Commercial aircraft	70.4		60.1		121.0		78.2	141.8
Business jet	5.4		11.3		24.1		37.3	19.7

	As of June 30,		As of December 31,
	2010	2009	2009	2008	2007
	(dollars in millions)
Balance Sheet Data (end of period):
Cash and cash equivalents	$123.9	$146.4	$120.1	$168.1	$81.6
Working capital	1,293.0	1,253.7	1,286.9	1,173.7	711.6
Total assets	2,835.9	2,982.2	2,840.1	2,930.1	1,772.0
Long-term debt, net of current maturities	943.4	1,114.5	1,018.5	1,117.2	150.3
Stockholders' equity	1,489.5	1,365.4	1,447.5	1,266.5	1,258.1

(1)
During the year ended December 31, 2008, in accordance with the application of Financial Accounting Standards Board's ("FASB") Accounting Standards Codification 350, Intangibles—Goodwill and Other (FASB Statement No. 142, Goodwill and Other Intangible Assets), we performed our annual testing of impairment of goodwill. Adverse equity market conditions caused a decrease in market multiples at December 31, 2008. The fair value of our reporting units for goodwill impairment testing were determined using valuation techniques based on estimates, judgments and assumptions we believe were appropriate under the circumstances. The sum of the fair values of the reporting units were evaluated based on our market capitalization determined using average share prices within a reasonable period of time near December 31, 2008, plus an estimated control premium, plus the fair value of our debt obligations. The decrease in the market multiples and our market capitalization resulted in a decline in the fair value of our reporting units as of December 31, 2008. Accordingly, we recorded a pre-tax impairment charge related to goodwill and intangible assets of approximately $390.0 million.

(2)
For the fiscal year ended December 31, 2008, our fixed charges exceeded our earnings by $87.8 million.

RISK FACTORS

        Before making a decision to invest in the notes, you should carefully consider the risks and uncertainties described below and the other information in this prospectus supplement and accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business and operations. If any of the matters included in the following risks were to occur, our business, financial condition, results of operations, cash flows or prospects could be materially adversely affected. In such case, you could lose all or part of your investment.

Risks Relating to Our Industry and Business

        For a discussion of the risks related to our industry and business, see "Item 1A. Risk Factors" in our Annual Report on Form 10-K, which is incorporated by reference herein. See "Documents Incorporated by Reference."

Risks Relating to the Notes and the Offering

As of the issue date of the notes, none of our subsidiaries will guarantee our obligations under the notes and, accordingly, the assets of these non-guarantor subsidiaries may not be available to make payments on the notes.

        As of the issue date of the notes, none of our subsidiaries will guarantee our obligations under the notes. No payments are required to be made from assets of subsidiaries that do not guarantee the notes, unless those assets are transferred by dividend or otherwise to us. In the event of a bankruptcy, liquidation or reorganization of any of our current or future non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will be entitled to payment of their claims from the assets of those subsidiaries before any assets of those subsidiaries are made available for distribution to us. As a result, the notes would be structurally subordinated to all debt and other liabilities, including trade payables, of such non-guarantor subsidiaries. As of June 30, 2010, our subsidiaries had approximately $149.9 million of debt and other liabilities, including trade payables. Our subsidiaries may incur additional indebtedness and other liabilities subject to the limitations under "Description of Notes—Covenants—Limitation on Incurrence of Additional Indebtedness."

The notes will not be secured by any of our assets and, as a result, the lenders under our senior credit facility or under any future secured credit facility or other secured indebtedness would have a claim senior to the holders of the notes on the assets securing such borrowings in the event that we become insolvent or are liquidated or if payment thereunder is accelerated.

        The notes will not be secured by any of our assets. Our obligations under our senior credit facility are secured by substantially all of our assets. If we become insolvent or are liquidated, or if payment under our senior credit facility is accelerated, the lenders thereunder would be entitled to exercise the remedies available to a secured lender under applicable law. Therefore, our senior secured lenders will have a claim on such assets before the holders of these notes. As of June 30, 2010, we had $343.4 million of secured debt outstanding under the term loan of our senior credit facility and we had $350.0 million of undrawn borrowing capacity (which borrowings would be secured) under the revolving credit facility of our senior credit facility, without taking into account any outstanding letters of credit. We may also incur additional senior secured indebtedness subject to limitations under the notes and those under our other debt.

We may not have the ability to raise the funds to purchase notes upon a change of control as required by the indenture.

        Upon the change of control events specified in the indenture, each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest. Our ability to repurchase the notes upon a change of control event will be limited by the terms of our other debt agreements. Upon a change of control event, unless waived by lenders, we will be required to repay the outstanding principal, any accrued interest and any other amount owed by us under our senior credit facility before we may purchase any notes. There can be no assurance that we would be able to repay amounts outstanding or obtain necessary consents under such facilities to repurchase these notes. Any requirement to offer to purchase any outstanding notes may result in us having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, such financing may be on terms unfavorable to us. The term "Change of Control" is defined in the "Description of Notes—Certain Definitions."

We cannot guarantee that there will be a trading market for the notes.

        The notes are a new issue of securities for which no trading market currently exists. We do not intend to list the notes on any national or regional securities exchange or to seek approval for quotation through any automated quotation system. We cannot give any assurance that a trading market will exist in the future for the notes. Even if a market does develop, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally.

There is no assurance that any acquisition will be consummated with the proceeds of this offering. This offering is not conditioned on the consummation of any acquisition.

        Although we intend to use the net proceeds of this offering to fund acquisitions of businesses operating within, or complementary to, our commercial aircraft and consumables management segments, we presently have no definitive agreements related to any acquisitions, and we cannot assure you that we will be able to consummate any such acquisitions on terms we find attractive, or at all. This offering is not conditioned on the closing of any acquisition, and the notes offered hereby will remain outstanding whether or not any such acquisition is consummated.

 USE OF PROCEEDS

        We expect that we will receive net proceeds from this offering of approximately $630.2 million, after deducting the underwriting discounts and our expenses related to this offering, which are payable by us.

        We intend to use the net proceeds of the offering to fund acquisitions of businesses operating within, or complementary to, our commercial aircraft and consumables management segments. We are currently exploring or participating in discussions with third parties regarding a number of possible acquisitions; however, we presently have no definitive agreements related to any acquisitions. Pending the application of the net proceeds of this offering to fund any such acquisitions, we will deposit the net proceeds of this offering into a cash collateral account administered by, and under the control of, the administrative agent under our senior credit facility as collateral to secure our and our subsidiaries' obligations under such senior credit facility pursuant to the terms thereof. Any amount of the net proceeds of this offering not used for acquisitions may, in the future, be used for the repayment of indebtedness, including indebtedness under our senior credit facility. As of the date of this prospectus supplement, we had $343.4 million of outstanding borrowings under the term loan facility, which matures in 2014, and such borrowings bear interest at a rate of 5.75% per year. As of the date of this prospectus supplement, there are no borrowings outstanding under the revolving credit facility.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2010:

  •
  on an actual basis; and

  •
  on an as adjusted basis, giving effect to the issuance and sale of the notes offered hereby and the application of the net proceeds of the offering as described under "Use of Proceeds" as if this offering occurred on June 30, 2010.

        This table should be read in conjunction with "Use of Proceeds," and "Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 and our consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the accompanying prospectus.

	June 30, 2010
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$123.9	$754.1

Short-term debt, including current maturities of long-term debt	$—	$—

Long-term debt, excluding current maturities:
Senior credit facility(1)	343.4	343.4
Existing senior notes	600.0	600.0
Notes offered hereby(2)	—	644.2

Total long-term debt	943.4	1,587.6

Stockholders' equity:
Preferred stock, $0.01 par value, 1.0 million shares authorized, no shares issued and outstanding, actual and as adjusted	—	—
Common stock, $0.01 par value, 200.0 million shares authorized, actual and as adjusted; 102.5 million shares issued and 102.3 million shares outstanding, actual and as adjusted	1.0	1.0
Additional paid-in capital	1,545.9	1,545.9
Retained earnings	24.0	24.0
Accumulated other comprehensive loss	(81.4)	(81.4)

Total stockholders' equity	1,489.5	1,489.5

Total capitalization	$2,432.9	$3,077.1

(1)
As of June 30, 2010, approximately $345.4 million was available for borrowing under the revolving credit facility after taking into account $4.6 million of outstanding letters of credit.

(2)
Represents $650.0 million aggregate principal amount of senior notes offered hereby at an issue price of 99.104%.

DESCRIPTION OF NOTES

        BE Aerospace, Inc. (the "Company") will issue the notes under an indenture, dated as of July 1, 2008, as supplemented by the second supplemental indenture, to be dated September 16, 2010, by and between the Company and Wilmington Trust Company, as trustee. As used in this section, all references to the indenture mean the indenture as supplemented by the second supplemental indenture. The terms of notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 ("TIA").

        The following summary of certain provisions of the indenture is not complete and is qualified in its entirety by reference to the indenture. We urge you to read the indenture and the notes because they, and not this description, define your rights as holders of these notes. You may request copies of these agreements at the Company's address set forth in the section entitled "Documents Incorporated by Reference."

        The definitions of certain capitalized terms used in the following summary are set forth below under "—Certain Definitions." For purposes of this section, references to the Company include only BE Aerospace, Inc. and not its subsidiaries.

Brief Description of the Notes

        The notes:

  •
  are unsecured senior obligations of the Company;

  •
  are senior in right of payment to any future Indebtedness that is specifically subordinated to the notes; and

  •
  rank equally in right of payment with all existing and future unsecured unsubordinated debt of the Company.

        The notes will also be effectively subordinated to all existing and future secured indebtedness of the Company, including the Credit Agreement, to the extent of the value of the assets securing such Indebtedness and to all existing and future Indebtedness of any Subsidiary of the Company which is not a guarantor of the notes. As of the date of the second supplemental indenture, none of our subsidiaries will guarantee the notes or the Credit Agreement. See "Risk Factors—Risks Relating to the Notes—As of the issue date of the notes, none of our subsidiaries will guarantee our obligations under the notes and, accordingly, the assets of these non-guarantor subsidiaries may not be available to make payments on the notes."

        Because the notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Agreement or other senior secured Indebtedness, the assets of the Company that secure senior secured Indebtedness will be available to pay obligations on the notes only after all Indebtedness under such Credit Agreement and other senior secured Indebtedness has been repaid in full from such assets. Accordingly, there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

        Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the indenture until the Company elects to designate any such entity as a Restricted Subsidiary. As of the Issue Date, the following Subsidiaries of the Company are Unrestricted Subsidiaries: Advanced Thermal Sciences Corporation, Aerospace Lighting Corporation and each of their respective subsidiaries.

Principal, Maturity and Interest

        The Company will issue the notes in an initial aggregate principal amount of up to $650.0 million. The notes will be issued in minimum denominations of $2,000 and any greater integral multiple of $1,000. The notes will mature on October 1, 2020. Interest on the notes will accrue at the rate of 6.875% per annum and will be payable semi-annually in cash on April 1 and October 1 of each year, with an initial interest payment on April 1, 2011. The Company will make each interest payment to the persons who are registered holders of notes at the close of business on the immediately preceding March 15 and September 15. Interest on the notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Initially, the trustee will act as paying agent and registrar for the notes. The Company may change any paying agent or registrar without notice to the holders of the notes. At the Company's option, interest may be paid at the trustee's corporate trust office or by check mailed to the registered address of holders of the notes.

Indenture May be Used for Future Issuances

        Subject to compliance with the covenant described under the subheading "—Covenants—Limitation on Incurrence of Additional Indebtedness," the Company may issue an unlimited aggregate principal amount of additional notes under the indenture (the "Additional Notes"). The notes and the Additional Notes, if any, will be treated as a single class for all purposes of the indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the indenture and this "Description of Notes," references to the notes include any Additional Notes actually issued.

Redemption

  Optional Redemption

        On and after October 1, 2015, the Company will be entitled, at its option on one or more occasions, to redeem all or any portion of the notes upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the 12-month period commencing on October 1 of the years set forth below, plus, in each case, accrued and unpaid interest to the date of redemption, subject to the rights of holders on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2015	103.438%
2016	102.292%
2017	101.146%
2018 and thereafter	100.000%

  Optional Redemption Upon Equity Offering

        On or prior to October 1, 2013, the Company may, at its option on one or more occasions, redeem up to 35% of the initially issued aggregate principal amount of the notes (which includes Additional Notes, if any) with the net cash proceeds received by the Company from one or more Equity Offerings, at a redemption price equal to 106.875% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption; provided, however, that:

  (1)
  at least 65% of the initially issued aggregate principal amount of notes (which includes Additional Notes, if any) remains outstanding immediately after any such redemption; and

  (2)
  each such redemption occurs within 90 days after the date of the related Equity Offering.

  Redemption at Make-Whole Premium

        At any time prior to October 1, 2015, the Company may redeem all or any portion of the notes on one or more occasions upon not less than 30 nor more than 60 days notice at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption subject to the rights of holders of notes on the relevant record dates occurring prior to the redemption date to receive interest due on the relevant interest payment date.

  Mandatory Redemption

        The Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice

        In the event that less than all of the notes are to be redeemed at any time, the trustee will select the notes or portions thereof to be redeemed among the holders of notes on a pro rata basis, by lot or by any other method the trustee considers fair and appropriate.

        The Company will redeem notes of $2,000 or less in whole and not in part. Notes in a principal amount in excess of $2,000 may be redeemed in part in multiples of $1,000 only. Notice of redemption will be sent, by first class mail, postage prepaid, at least 30 days and not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notice of any redemption upon an Equity Offering may be given prior to the completion thereof and any such redemption or notice may, at the Company's discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

        If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of the note to be redeemed. A new note in principal amount equal to the unredeemed portion of the note will be issued in the name of the holder thereof upon cancellation of the original note. On and after any redemption date, interest will cease to accrue on the notes or parts thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the redemption price pursuant to the indenture.

Ranking

        The notes will be general unsecured senior obligations of the Company and will be pari passu in right of payment to all unsecured Indebtedness of the Company. Because the notes are unsecured, in the event of bankruptcy, liquidation, reorganization or other winding up of the Company or upon a default in payment with respect to, or the acceleration of, any Indebtedness under the Credit Agreement or other senior secured Indebtedness, the assets of the Company that secure other senior secured Indebtedness will be available to pay obligations on the notes only after all Indebtedness under such Credit Agreement and other senior secured Indebtedness has been repaid in full from such assets. Accordingly, there may not be sufficient assets remaining to pay amounts due on any or all the notes then outstanding.

        As of June 30, 2010, after giving pro forma effect to this offering of the notes, the Company would have had approximately $1,593.4 million of senior indebtedness outstanding, of which $343.4 million would have been secured debt under the Credit Agreement, and approximately $350.0 million of additional undrawn borrowing capacity under the revolving credit facility of the Credit Agreement (which borrowings would be secured), excluding letters of credit of $4.6 million. Although the indenture contains limitations on the amount of additional Indebtedness that the Company and its Restricted Subsidiaries may incur, the amount of additional Indebtedness could be substantial. See "Covenants—Limitation on Incurrence of Additional Indebtedness."

        As of the date of the second supplemental indenture, none of the Company's subsidiaries will guarantee the notes. Claims of creditors of non-guarantor subsidiaries, including trade creditors, secured creditors and creditors holding debt and guarantees issued by those subsidiaries, and claims of preferred and minority stockholders (if any) of those subsidiaries generally will have priority with respect to the assets and earnings of those subsidiaries over the claims of creditors of the Company, including holders of the notes. Therefore the notes will be structurally subordinated to creditors (including trade creditors) and preferred and minority stockholders (if any) of non-guarantor subsidiaries of the Company.

        As of June 30, 2010, after giving pro forma effect to the offering of the notes, the total liabilities of the Company's subsidiaries would have been approximately $149.9 million, including trade payables. Although the indenture limits the incurrence of Indebtedness and Disqualified Capital Stock or Preferred Stock of Restricted Subsidiaries, the limitation is subject to a number of significant exceptions. Moreover, the indenture does not impose any limitation on the incurrence by Restricted Subsidiaries of liabilities that are not considered Indebtedness or Disqualified Capital Stock or Preferred Stock under the indenture. See "Covenants—Limitation on Incurrence of Additional Indebtedness."

Guarantees

        If any Restricted Subsidiary of the Company guarantees any other Indebtedness of the Company or any of the guarantors, such Restricted Subsidiary will be required to guarantee the Company's obligations under the notes jointly and severally with any other such Restricted Subsidiary, fully and unconditionally, on a senior basis.

        The indenture will provide that upon a sale or other disposition to a person not an Affiliate of the Company of the Company's Capital Stock in such guarantor after which such guarantor is no longer a Restricted Subsidiary or a sale or other disposition of all or substantially all of the assets of any guarantor, such guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its guarantee. The guarantees, if any, may also be released in other situations. See "—Covenants—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries."

Change of Control

        Upon the occurrence of a Change of Control, each holder will have the right to require that the Company repurchase all or a portion (in integral multiples of $1,000; provided that the Company will repurchase notes of $2,000 or less in whole and not in part) of such holder's notes, at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

        Within 30 days following the date upon which the Change of Control occurred, the Company will send, by first class mail, a notice to each holder, with a copy to the trustee, offering to purchase the notes as described above (the "Change of Control Offer"). The notice will state, among other things, the payment date, which must be no earlier than 30 days and no later than 70 days following the Change of Control Offer.

        Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes properly tendered and not withdrawn under the Change of Control Offer or (ii) notice of redemption has been given pursuant to the indenture as described under the caption "Redemption—Optional Redemption," unless and until there is a default of the applicable redemption price.

        The occurrence of a Change of Control would constitute a default under the Credit Agreement. Our future senior Indebtedness may contain prohibitions of certain events that would constitute a Change of Control or require such senior Indebtedness to be repurchased or repaid upon a Change of Control. Moreover, the exercise by the holders of their right to require the Company to purchase the notes could cause a default under such senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the holders upon a purchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make required purchases. The provisions under the indenture relative to the Company's obligation to make an offer to purchase the notes as a result of a Change of Control may be waived or modified prior to the occurrence of a Change of Control with the written consent of the holders of a majority in principal amount of the notes.

        The phrase "all or substantially all," as used with respect to the assets of the Company in the definition of "Change of Control," is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" the assets of the Company has occurred in a particular instance, in which case a holder's ability to obtain the benefit of these provisions could be unclear.

        The existence of a holder's right to require the Company to purchase such holder's notes upon a Change of Control may deter a third party from acquiring the Company in a transaction which constitutes a Change of Control.

        The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of control" provisions of the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations under the indenture by virtue thereof.

Covenants

  Suspension of Certain Covenants When Notes Rated Investment Grade

        During any period of time that: (i) the notes have an Investment Grade Rating from either Rating Agency and (ii) no Default or Event of Default has occurred and is continuing under the indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), the Company and the Restricted Subsidiaries will not be subject to the following provisions (collectively, the "Suspended Covenants") of the indenture:

  1.
  "—Limitation on Restricted Payments";

  2.
  "—Limitation on Incurrence of Additional Indebtedness";

  3.
  "—Limitation on Transactions with Affiliates";

  4.
  "—Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries";

  5.
  clause (2) of the first paragraph under "—Merger, Consolidation and Sale of Assets"; and

  6.
  "—Limitation on Asset Sales."

        Upon the occurrence of a Covenant Suspension Event (the "Suspension Date"), the amount of Net Cash Proceeds that have not been invested or applied as provided under "—Limitation on Asset Sales" shall be set at zero as of such date. In the event that, on any date subsequent to any Suspension Date (the "Reversion Date"), the notes do not have an Investment Grade Rating from at least one Rating Agency, or a Default or Event of Default occurs and is continuing, then the Company and the Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events. The period of time between the Suspension Date and the Reversion Date is referred to in this description as the "Suspension Period." Notwithstanding the reinstatement of the Suspended Covenants, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or upon termination of the Suspension Period or after that time based solely on events that occurred during the Suspension Period).

        Calculations made after the Reversion Date of the amount available to be made as Restricted Payments under "—Limitation on Restricted Payments" will be made as though the covenant described under "—Limitation on Restricted Payments" had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of "—Limitation on Restricted Payments." On the Reversion Date all Indebtedness Incurred during the Suspension Period will be classified as having been Incurred under clause (3) of the definition of Permitted Indebtedness.

        There can be no assurance that the notes will achieve or maintain an Investment Grade Rating.

  Limitation on Restricted Payments

        The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

  (a)
  declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company or in warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to holders of such Capital Stock (other than dividends or distributions to a Restricted Subsidiary that owns Capital Stock of the Company);

  (b)
  purchase, redeem or otherwise acquire or retire for value any Equity Interests, other than the exchange of Equity Interests to acquire Qualified Capital Stock;

  (c)
  make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to a scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness (other than payments on or repurchases, redemptions, defeasances or other acquisitions or retirement of (a) any Subordinated Indebtedness purchased in anticipation of satisfying a scheduled principal payment, maturity, sinking fund or amortization or other installment obligation or mandatory redemption, in each case due within one year of the date of payment, repurchase, acquisition or retirement) or (b) Subordinated

    Indebtedness permitted to be incurred under clause (6) of the definition of "Permitted Indebtedness");

  (d)
  make any Restricted Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (a), (b), (c) and (d) being referred to as a "Restricted Payment"), if at the time of such Restricted Payment, or immediately after giving effect thereto,

    (1)
    a Default or an Event of Default shall have occurred and be continuing;

    (2)
    the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or

    (3)
    the aggregate amount of Restricted Payments made subsequent to the Issue Date (without duplication and excluding Restricted Payments permitted by clauses (2)(a), (3), (4), (5), (6), (8) and (11) of the following paragraph) shall exceed the sum of:

    (v)
    50% of the cumulative Consolidated Net Income, or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss, of the Company earned during the period beginning January 1, 2008 and ending on the last day of the most recent fiscal quarter for which internal financial statements are available as of the date the Restricted Payment occurs, treating such period as a single accounting period; plus

    (w)
    the aggregate net cash proceeds and the Fair Market Value of property or assets received (i) by the Company or any of its Restricted Subsidiaries from any person (other than a Restricted Subsidiary of the Company) from the issuance and sale subsequent to July 1, 2008 and on or prior to the date the Restricted Payment occurs of Qualified Capital Stock, or in respect of warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, including Qualified Capital Stock issued upon the conversion or exchange of Indebtedness and (ii) by the Company as capital contributions to the Company from its shareholders subsequent to July 1, 2008 and on or prior to the date the Restricted Payment occurs; plus

    (x)
    the amount by which Indebtedness of the Company or a Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Restricted Subsidiary of the Company) subsequent to the July 1, 2008 of any Indebtedness of the Company or a Restricted Subsidiary for Qualified Capital Stock of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); plus

    (y)
    an amount equal to the net cash proceeds and Fair Market Value of property or assets received by the Company or any of its Restricted Subsidiaries after July 1, 2008 or from repayments of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary, or from the net cash proceeds from the sale of any such Restricted Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of the Company's Consolidated Net Income), from the release of any guarantee (except to the extent any amounts are paid under such guarantee) or, in the case of a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of such redesignation.

        As of June 30, 2010, the Company would have had approximately $362.7 million available for Restricted Payments under clause (3) above.

        Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph will not prohibit:

  (1)
  the payment of any dividend or distribution within 60 days after the date of declaration of such dividend or distribution, if the dividend or distribution would have complied with the provisions of the indenture on the date of declaration;

  (2)
  the making of any Restricted Payment, either:

  (a)
  in exchange for shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock; or

  (b)
  through the application of the net proceeds of a sale for cash (other than to a Restricted Subsidiary of the Company) of shares of Qualified Capital Stock and/or warrants, rights or options (other than debt securities or Disqualified Capital Stock) to acquire Qualified Capital Stock, so long as such net proceeds are applied pursuant to this clause (b) within 180 days of such sale;

  (3)
  the repurchase by the Company of its Capital Stock if after giving effect thereto the aggregate consideration paid or payable for all such purchases does not exceed $150.0 million;

  (4)
  so long as no Default or Event of Default shall have occurred and be continuing, the repurchase of any Subordinated Indebtedness of the Company at a purchase price not greater than 100% of the principal amount of such Subordinated Indebtedness in the event of an Asset Sale pursuant to a provision similar to the "—Limitation on Asset Sales" covenant; provided that prior to or concurrently with such repurchase the Company has made the Net Proceeds Offer as provided in such covenant with respect to the notes and has repurchased all notes validly tendered for payment in connection with such Net Proceeds Offer;

  (5)
  so long as no Default or Event of Default shall have occurred and be continuing, the repurchase of any Subordinated Indebtedness of the Company at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control pursuant to a provision similar to the "Change of control" covenant; provided that prior to or concurrently with such repurchase the Company has made the Change of Control Offer as provided in such covenant with respect to the notes and has repurchased all notes validly tendered for payment in connection with such Change of Control Offer;

  (6)
  the purchase, redemption or other acquisition or retirement for value of Subordinated Indebtedness (other than Disqualified Capital Stock) in exchange for, or out of the net cash proceeds of a substantially concurrent incurrence (other than to a Restricted Subsidiary) of, Indebtedness of the Company so long as (A) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Indebtedness being so purchased, redeemed, acquired or retired, plus any accrued and unpaid interest thereon, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Subordinated Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of any fees, expenses or defeasance costs of the Company incurred in connection with such refinancing, (B) such new Indebtedness is subordinated to the notes at least to the same extent as the Subordinated Indebtedness so purchased, redeemed, acquired or retired and (C) such new Indebtedness has an Average Life longer than the Average Life of the Subordinated Indebtedness and a Stated Maturity later than the Stated Maturity of the Subordinated Indebtedness;

  (7)
  so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments by the Company in an aggregate amount expended pursuant to this clause (7) not to exceed $150.0 million;

  (8)
  the repurchase of any Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Capital Stock deemed to occur upon the exercise of stock options or warrants to acquire Qualified Capital Stock or other similar arrangements to acquire Qualified Capital Stock (including any fractional interests resulting therefrom), if such repurchased Capital Stock or warrants, rights or options to acquire shares of any such Capital Stock represent a portion of the exercise price thereof and applicable withholding taxes, if any;

  (9)
  so long as no Default or Event of Default shall have occurred and be continuing, the purchase, redemption or other acquisition or retirement for value of Equity Interests of the Company held by any future, present or former officers, directors, employees, members of management or consultants (or their heirs, family members, spouses, former spouses or their estates or other beneficiaries under their estates), upon death, disability, retirement, severance or termination of employment or pursuant to any plan or agreement under which the Equity Interests were issued; provided that the aggregate cash consideration paid therefor in any calendar year after the Issue Date does not exceed an aggregate amount of $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum of $15.0 million in any calendar year); provided, further, that cancellation of Indebtedness owing to the Company or any Restricted Subsidiary from members of management of the Company or any of the Company's Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Company will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the indenture;

  (10)
  the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Company or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with the covenant described under "—Limitation on Incurrence of Additional Indebtedness"; and

  (11)
  Restricted Payments that are made in connection with or related to the Honeywell Acquisition.

        In determining the aggregate amount of Restricted Payments made subsequent to July 1, 2008 in accordance with clause (3) of the immediately preceding paragraph, amounts expended (to the extent such expenditure is in the form of cash) pursuant to clauses (1), (2)(b), (7) and (9) of this paragraph will be included in such calculation.

  Limitation on Incurrence of Additional Indebtedness

        The Company will not, and will not permit any of its Restricted Subsidiaries to, incur any Indebtedness, other than Permitted Indebtedness; provided, however, that the Company, any guarantor (or a Restricted Subsidiary which guarantees the notes at the time of such incurrence) may incur Indebtedness if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof and application of proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company would be equal to or greater than 2.0 to 1.0.

  Limitations on Transactions with Affiliates

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company in any transaction or series of related transactions (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $20.0 million unless:

  (1)
  such Affiliate Transaction, as determined by the Company in good faith, is on terms that are not materially less favorable to the Company or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person on an arm's-length basis;

  (2)
  the Company delivers to the Trustee an officer's certificate with respect to such Affiliate Transaction stating that the Company has approved such Affiliate Transaction and stating that such Affiliate Transaction complies with clause (1) above; and

  (3)
  for any transaction or series of related transactions with an aggregate value of $50.0 million or more, such Affiliate Transaction has been approved by a majority of the disinterested members of the board of directors of the Company, if any.

        The foregoing restrictions will not apply to:

  (1)
  payment of reasonable fees and compensation paid to, or loans made to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or any subsidiary (including any employment agreements, employee benefit plans or indemnification agreements entered into with such persons) as determined, in good faith, by the Company;

  (2)
  any transaction between the Company and any of its Restricted Subsidiaries or between Restricted Subsidiaries of the Company;

  (3)
  any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is, as determined by the Company, not more materially disadvantageous to the holders when taken as a whole than the original agreement as in effect on the Issue Date;

  (4)
  Permitted Investments and Restricted Payments permitted by the indenture;

  (5)
  transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture which are, in the determination of the Company, fair to the Company and its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

  (6)
  commercially reasonable transactions between the Company or a Restricted Subsidiary and any joint venture or any Unrestricted Subsidiary and otherwise in compliance with the terms of the indenture which are, in the determination of the Company at the time of entry into such transactions, fair to the Company and its Restricted Subsidiaries or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; and

  (7)
  the issuance or sale of any Equity Interests of the Company.

  Limitation on Liens

  (a)
  The Company will not, and will not permit:

  (x)
  any of the guarantors, directly or indirectly, to create, incur or assume any Lien securing Indebtedness; or

  (y)
  any of its non-guarantor Restricted Subsidiaries, directly or indirectly, to create, incur or assume any Debt Securities Lien;

  in each case (other than Permitted Liens) upon any property or asset now owned or hereafter acquired by them, or any income or profits therefrom, or assign or convey any right to receive income therefrom.

  (b)
  Notwithstanding the foregoing, in addition to creating Permitted Liens on their properties or assets:

  (x)
  the Company and any of the guarantors may create any Lien securing Indebtedness upon any of their properties or assets (including, but not limited to, any Capital Stock of its subsidiaries); or

  (y)
  any of the Company's non-guarantor Restricted Subsidiaries may create Debt Securities Liens upon any of its properties or assets (including, but not limited to, any Capital Stock of its subsidiaries);

  in each case, if the notes are secured equally and ratably with (or, if the Indebtedness to be secured by the Lien is subordinated in right of payment to the notes, prior to) the Indebtedness so secured, as the case may be, for so long as such obligations are so secured.

  (c)
  Any such Lien shall be automatically and unconditionally released and discharged in all respects upon (i) the release and discharge of the other Lien to which it relates (except a release and discharge upon payment of the obligation secured by such Lien during the pendency of any Default or Event of Default under the indenture, in which case such Liens shall only be discharged and released upon payment of the notes or cessation of such Default or Event of Default), (ii) in the case of any such Lien in favor of any guarantee, upon the termination and discharge of such guarantee in accordance with the terms of the indenture or (iii) any sale, exchange or transfer (other than a transfer constituting a transfer of all or substantially all of the assets of the Company that is governed by the provisions of the covenant described under "Merger, Consolidation and Sale of Assets" below) in compliance with the indenture to any person (not an Affiliate of the Company) of the property or assets secured by such initial Lien, or of all of the Capital Stock held by the Company, any guarantor or any non-guarantor Restricted Subsidiary, as the case may be, in, or all or substantially all the assets of, any guarantor or any non-guarantor Restricted Subsidiary, as the case may be, creating such initial Lien.

  Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (a)
  pay dividends or make any other distributions on or in respect of its Capital Stock;

  (b)
  make loans or advances to or pay any Indebtedness owed to the Company or any other Restricted Subsidiary of the Company; or

  (c)
  transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company;

except for such encumbrances or restrictions existing under or by reason of:

  (1)
  applicable law, rule, regulation or order of, or agreements with, governmental authorities with respect to assets located in their jurisdiction;

  (2)
  the notes, the indenture or any guarantee thereof;

  (3)
  (A) customary provisions (i) restricting the subletting or assignment of any property or asset that is a lease, license, conveyance or contract or similar property or asset or (ii) contained in agreements related to the license of copyrighted or patented materials or other intellectual property, (B) provisions in agreements that restrict the assignment of such agreements or rights thereunder, (C) contained in the terms of Capital Stock restricting the payment of dividends and the making of distributions on Capital Stock or (D) in contracts with customers entered into the ordinary course of business that impose restriction on cash or other deposits or net worth;

  (4)
  any agreement or other instrument of a person acquired by the Company or any Restricted Subsidiary or merged with or into the Company or any Restricted Subsidiary, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than (a) the person or the properties or assets of the person so acquired (including the Capital Stock of such person), or (b) any Restricted Subsidiary having no assets other than (i) the person or the properties or assets of the person so acquired (including the Capital Stock of such person) and (ii) other assets having a fair market value not in excess of $1.0 million, and, in each case, the monetary proceeds thereof;

  (5)
  any agreement or instrument (A) in effect at or entered into on the Issue Date or (B) governing Indebtedness, including the Credit Agreement, provided that (x) such Indebtedness is permitted under the indenture and (y) the Company has determined in good faith at the time of incurrence that such encumbrance or restriction will not adversely affect in any material respect the Company's ability to make principal or interest payments on the notes as and when due;

  (6)
  purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

  (7)
  restrictions on the transfer of assets subject to any Lien permitted under the indenture;

  (8)
  restrictions imposed by any agreement to sell assets not in violation of the indenture to any person pending the closing of such sale;

  (9)
  customary provisions in joint venture agreements and other agreements or arrangements relating solely to such joint venture;

  (10)
  the subordination of any Indebtedness owed by the Company or any of its Restricted Subsidiaries to the Company or any other Restricted Subsidiary to any other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that such other Indebtedness is permitted under the indenture; or

  (11)
  any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancing of the contracts, instruments or obligations referred to in subclauses (1) through (10) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Company, not materially more restrictive with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

  Merger, Consolidation and Sale of Assets

        The Company will not, directly or indirectly, (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) in one or more related transactions or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, (other than if a Restricted Subsidiary merges or consolidates with or into, or sells, assigns, transfers, leases or otherwise disposes of all or substantially all of its properties and assets as an entity to, the Company) unless:

  (1)
  either (A) the Company shall be the surviving or continuing person or (B) the person, if other than the Company, formed by such consolidation or into which the Company is merged, or the person that acquires by sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's assets determined on a consolidated basis for the Company and its Restricted Subsidiaries (the "Surviving Entity"), (x) shall be a person organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (y) shall expressly assume, by supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the notes and the performance of every covenant of the notes and the indenture on the part of the Company to be performed or observed;

  (2)
  immediately after giving effect to such transaction, the Company or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant or the Consolidated Fixed Charge Coverage Ratio for the Company or the Surviving Entity, as the case may be, would be greater than such ratio immediately prior to such transaction, provided, however, in no event shall the Consolidated Fixed Charge Coverage Ratio for the Company or the Surviving Entity, as the case may be, be less than 1.5 to 1.0 immediately after giving effect to such transaction;

  (3)
  immediately before and immediately after giving effect to such transaction, including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction, no Default or Event of Default shall have occurred and be continuing; and

  (4)
  the Company or such Surviving Entity, as the case may be, shall have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture, shall comply with the applicable provisions of the indenture and that all conditions precedent in the indenture relating to the execution of such supplemental indenture have been satisfied.

        The indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing, in which the Company is not the continuing person, the successor person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the indenture and the notes with the same effect as if such Surviving Entity had been named as such and the Company shall be relieved of all of its obligations and duties under the indenture and the notes.

  Limitation on Asset Sales

        The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of; and

  (2)
  at least 75% of the consideration received by the Company or such Restricted Subsidiary from such Asset Sale is cash or Cash Equivalents, Replacement Assets or a combination thereof; provided that the amount of (a) any liabilities (other than Subordinated Indebtedness) of the Company or any such Restricted Subsidiary, as shown on the Company's or such Restricted Subsidiary's most recent balance sheet, that are assumed by the transferee of any such assets, (b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 90 days of the time of such disposition, to the extent of the cash or Cash Equivalents received and (c) any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $50.0 million, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, will each be deemed to be cash for the purposes of this clause (2); provided that the 75% limitation referred to above will not apply to any sale, transfer or other disposition of assets in which the cash portion of the consideration received therefor is equal to or greater than what the after-tax net proceeds would have been had such transaction complied with the aforementioned 75% limitation.

        Within 365 days of the receipt of Net Cash Proceeds of any Asset Sale, the Company may apply directly or through a Restricted Subsidiary, or causes such Restricted Subsidiary to apply, an amount equal to the Net Cash Proceeds relating to such Asset Sale thereof either (A) to repay Indebtedness under the Credit Agreement or any other Credit Facility (and in the case of any Indebtedness outstanding under a revolving credit facility and repaid in satisfaction of this covenant, to permanently reduce the amounts that may be reborrowed thereunder by an equivalent amount), or Indebtedness of a Restricted Subsidiary with the Net Cash Proceeds received in respect thereof, (B) to reinvest in Replacement Assets or (C) a combination of prepayment, reduction and investment permitted by the foregoing clauses (A) and (B); provided that, if during such 365-day period the Company or Restricted Subsidiary enters into a definitive written agreement committing it to apply such Net Cash Proceeds in accordance with the requirements of clauses (B) above, such 365-day period shall be extended with respect to the amount of Net Cash Proceeds so committed until the later of the date required to be paid in accordance with such agreement and 90 days. Pending the final application of any Net Cash Proceeds pursuant to clause (B) above, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the indenture.

        On the later of the 366th day after an Asset Sale and the date the Company or such Restricted Subsidiary agreed to apply such Net Cash Proceeds in accordance with it previously entered into definitive agreement; provided that such date may be earlier, as the Company or such Restricted

Subsidiary may determine (the "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds that have not been so applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (A), (B) and (C) of the preceding sentence (each, a "Net Proceeds Offer Amount") will be applied by the Company to make an offer to repurchase (the "Net Proceeds Offer") on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders on a pro rata basis that amount of notes equal to the Net Proceeds Offer Amount multiplied by a fraction, the numerator of which is the aggregate principal amount of notes then outstanding and the denominator of which is the sum of the aggregate principal amount of notes and Pari Passu Indebtedness then outstanding (the "Pro Rata Share"), at a price equal to 100% of the principal amount of the notes to be repurchased, plus accrued interest to the date of repurchase.

        Notwithstanding the foregoing, if a Net Proceeds Offer Amount is less than $50.0 million, the application of the Net Cash Proceeds constituting such Net Proceeds Offer Amount to a Net Proceeds Offer may be deferred until such time as such Net Proceeds Offer Amount plus the aggregate amount of all Net Proceeds Offer Amounts arising subsequent to the Net Proceeds Offer Trigger Date relating to such initial Net Proceeds Offer Amount from all Asset Sales by the Company and its Restricted Subsidiaries aggregates at least $50.0 million, at which time the Company will apply all Net Cash Proceeds constituting all Net Proceeds Offer Amounts that have been so deferred to make a Net Proceeds Offer, the first date the aggregate of all such deferred Net Proceeds Offer Amounts is at least $50.0 million being deemed to be a Net Proceeds Offer Trigger Date. To the extent that the aggregate purchase price of notes tendered pursuant to any Net Proceeds Offer is less than the Pro Rata Share, the Company or any guarantor may use such amount for any purpose not prohibited by the indenture. Upon completion of any Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero.

        The Credit Agreement restricts the ability of the Company to repurchase the notes. Accordingly, if required to make a Net Proceeds Offer, the Company would need the consent of the lenders under the Credit Agreement. The failure of the Company to make a required Net Proceeds Offer and repurchase notes subject thereto would be an Event of Default.

        Notice of a Net Proceeds Offer will be mailed to the holders as shown on the register of holders, not less than 30 days and not more than 60 days before the payment date for the Net Proceeds Offer, with a copy to the trustee, and will comply with the procedures set forth in the indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their notes in whole or in part (in integral multiples of $1,000 principal amount; provided that the Company will repurchase notes of $2,000 or less in whole and not in part) at maturity in exchange for cash. To the extent holders properly tender notes in an amount exceeding the Net Proceeds Offer Amount, notes of tendering holders will be repurchased on a pro rata basis (based on amounts tendered).

        If an offer is made to repurchase the notes pursuant to a Net Proceeds Offer, the Company will and will cause its Restricted Subsidiaries to comply with all tender offer rules under state and federal securities laws, including, but not limited to, Section 14(e) under the Exchange Act and Rule 14e-1 thereunder, to the extent applicable to such offer. To the extent that the provisions of any securities laws or regulations conflict with the "—Limitation on Asset Sales" covenant in the indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "—Limitation on Asset Sales" covenant of the indenture by virtue thereof.

  Limitation of Guarantees by Restricted Subsidiaries

  (a)
  The Company will not permit any Restricted Subsidiary (other than a guarantor) to guarantee any Indebtedness of the Company or any guarantor unless, in any such case

    (1)
    such Restricted Subsidiary executes and delivers a supplemental indenture to the indenture, providing a guarantee of payment of the notes by such Restricted Subsidiary in the form required by the indenture; and

    (2)
    if such guarantee is provided in respect of Indebtedness that is expressly subordinated to the notes, the guarantee or other instrument provided by such Restricted Subsidiary in respect of such subordinated Indebtedness is similarly subordinated to the guarantee of the notes;

    provided that this paragraph shall not be applicable to any guarantee of any Restricted Subsidiary that (x) existed at the time such person became a Restricted Subsidiary of the Company and (y) was not incurred in connection with, or in contemplation of, such person becoming a Restricted Subsidiary of the Company.

  (b)
  Any guarantee of the notes by a Restricted Subsidiary will provide by its terms that it will be automatically and unconditionally released and discharged, without any further action required on the part of the trustee or any holder, upon:

  (1)
  the release of such Restricted Subsidiary from its liability in respect of the Indebtedness in connection with which such guarantee of the notes was executed and delivered pursuant to paragraph (a) above (except a release by or as a result of payment under such Indebtedness);

  (2)
  any sale or other disposition (by merger or otherwise) to any person that is not an Affiliate of the Company, of the Company's Capital Stock in such Restricted Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary; provided, however, that:

  (x)
  such sale or disposition of such Capital Stock is otherwise in compliance with the terms of the indenture; and

  (y)
  the Company is deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such entity not sold or disposed plus the Fair Market Value of any guarantee by the Company or any Restricted Subsidiary of Indebtedness of such entity;

  (3)
  any sale or other disposition (by merger or otherwise) to any person that is not an Affiliate of the Company, of all of the Company's Capital Stock in, or all or substantially all of the assets of, such Restricted Subsidiary; provided, however, that:

  (x)
  such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the indenture; and

  (y)
  such assumption, guarantee or other liability of such Restricted Subsidiary has been released by the holders of the other Indebtedness so guaranteed;

  (4)
  the designation of such Restricted Subsidiary as an Unrestricted Subsidiary in compliance with the terms of the indenture; or

  (5)
  the exercise by the Company of its legal defeasance option under "Defeasance" or the discharge of the Company's obligations under the indenture.

Events of Default

        The following events are defined in the indenture as "Events of Default":

  (1)
  the failure to pay interest on any notes when the same becomes due and payable and such default continues for a period of 30 days; or

  (2)
  the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise, including the failure to make a payment to repurchase notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer; or

  (3)
  a default in the observance or performance of any other covenant or agreement contained in the indenture not specified in clause (1) or (2) above which default continues for a period of 60 days after the Company receives written notice specifying the default, and demanding that such default be remedied, from the trustee or the holders of at least 25% of the outstanding principal amount of the notes; or

  (4)
  the failure to pay at final maturity, giving effect to any extensions thereof, the principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary, other than intercompany Indebtedness, or the acceleration of the final stated maturity of any such Indebtedness, if, in either case, the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated, aggregates $50.0 million or more at any time; or

  (5)
  failure by the Company or a Restricted Subsidiary of the Company that is a Significant Subsidiary to pay any final judgment or final judgments entered by a court or courts of competent jurisdiction for the payment of money in excess (net of amounts covered by third-party insurance) of $50.0 million rendered against the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary and is not discharged for any period of 60 consecutive days during which a stay of enforcement is not in effect; or

  (6)
  certain events of bankruptcy affecting the Company or any Restricted Subsidiary of the Company that is a Significant Subsidiary; or

  (7)
  any guarantee of a Significant Subsidiary of the Company ceases to be in full force and effect or any guarantee of a Significant Subsidiary of the Company is held in a judicial proceeding to be null and void and unenforceable or any guarantee of a Significant Subsidiary of the Company is found to be invalid by a final judgment or order that is not appealable or any Significant Subsidiary of the Company that is a guarantor denies its liability under its guarantee, other than by reason of a release of such Significant Subsidiary in accordance with the terms of the indenture.

        During the continuance of any Event of Default specified in the indenture (other than an Event of Default specified in clause (6) above with respect to the Company), the trustee or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing to the Company and the trustee specifying the respective Event of Default and that it is a "notice of acceleration," and the same will become immediately due and payable. If an Event of Default with respect to bankruptcy proceedings of the Company occurs and is continuing, then such amount shall become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

        The indenture will provide that, at any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if the Company has paid the trustee its reasonable compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the trustee has received an officers' certificate and an opinion of counsel that such Event of Default has been cured or waived.

        The holders of a majority in principal amount of the notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes ("legal defeasance") except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and liquidated damages, if any, on such notes when such payments are due from the trust referred to below;

  (2)
  the Company's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and the Company's obligations in connection therewith; and

  (4)
  the legal defeasance provisions of the indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the indenture ("covenant defeasance") and thereafter any omission to comply with those covenants shall not constitute a default or Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute Events of Default with respect to the notes.

        In order to exercise either legal defeasance or covenant defeasance:

  (1)
  the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

  (2)
  in the case of legal defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

  (3)
  in the case of covenant defeasance, the Company shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders and beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

  (4)
  the Company delivers to the trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions, following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

  (5)
  such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound;

  (6)
  the Company must deliver to the trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

  (7)
  the Company must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder when:

  (1)
  either (a) all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the trustee for cancellation or (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound;

  (3)
  the Company has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  the Company has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

        In addition, the Company must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Modification of the Indenture

        The indenture and the notes may be amended, without the consent of any holder:

  (1)
  to cure any ambiguity, omission, mistake, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to comply with the "—Merger, Consolidation and Sale of Assets" and "—Limitation on Asset Sales" covenants;

  (4)
  to provide for the assumption of the Company's or any guarantor's obligations under the indenture;

  (5)
  to make any change that would provide any additional rights or benefits to the holders or that does not adversely affect the legal rights under the indenture of any such holder;

  (6)
  to add covenants for the benefit of the holders or to surrender any right or power conferred upon the Company or any guarantor;

  (7)
  to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

  (8)
  to evidence and provide for the acceptance and appointment under the indenture of a successor trustee thereunder pursuant to the requirements thereof;

  (9)
  to add a guarantor under the indenture;

  (10)
  to conform the text of the indenture or the notes to any provision of this "Description of Notes" to the extent that such provision in this "Description of Notes" was intended to be a verbatim recitation of a provision of the indenture or Notes;

  (11)
  to make any amendment to the provisions of the indenture relating to the transfer and legending of notes as permitted by the indenture, including, without limitation, to facilitate the issuance and administration of the notes; or

  (12)
  to mortgage, pledge, hypothecate or grant any other Lien in favor of the trustee for the benefit of the holders of the notes, as security for the payment and performance of all or any portion of the notes, in any property or assets.

        The consent of the Holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        Modifications and amendments of the indenture or the notes may be made with the consent of holders of a majority in principal amount of the then outstanding notes issued under the indenture, except that, without the consent of each holder of the notes affected thereby, no amendment may:

  (1)
  reduce the amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the rate of or extend the time for payment of interest, including defaulted interest, on any notes;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any notes, or change the date on which any notes may be subject to redemption, or reduce the redemption price therefor;

  (4)
  make any notes payable in money other than that stated in the notes;

  (5)
  at any time after a Change of Control has occurred or the requirement to make a Net Proceeds Offer has occurred, amend, change or modify the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant entitled "Change of Control," or a Net Proceeds Offer if one is required under "—Limitation on Asset Sales," as the case may be, including amending, changing or modifying any definition relating thereto;

  (6)
  make any change in provisions of the indenture protecting the right of each holder of a note to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment, or permitting holders of a majority in principal amount of the notes to waive Defaults or Events of Default (other than Defaults or Events of Default with respect to the payment of principal of or interest on the notes);

  (7)
  adversely affect the classification of the notes or the guarantees as Senior Debt in the indenture; or

  (8)
  release any guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture.

Reports

        The indenture provides that, whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC, to the extent permitted, such quarterly and annual reports and such information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act within the time periods specified in those sections. The indenture further provides that the Company promptly will deliver to the trustee, but in any event no later than 15 days after the filing of the same with the SEC, copies of the quarterly and annual reports and of the information, documents and other reports, if any, which the Company is required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. For purposes of this covenant, the Company will be deemed to have furnished all required reports and information referred to in this paragraph to the trustee and the holders of the notes as required by this covenant if it has timely filed the reports referred to in this paragraph with the SEC via the EDGAR filing system and such reports are publicly available. The Company will also comply with the other provisions of TIA Section 314(a).

        Notwithstanding anything herein to the contrary, the Company will not be deemed to have failed to comply with any of its obligations under this covenant for purposes of clause (3) under "Events of Default" until 90 days after the date any report hereunder is due.

Governing Law

        The indenture will provide that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The indenture will provide that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The indenture and the provisions of the TIA contain certain limitations on the rights of the trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the trustee will be permitted to engage in other transactions; provided, however, that if the trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Book-Entry, Delivery and Form

        The notes will be issued in the form of one or more fully registered global notes in book entry form, which will be deposited with, or on behalf of, Depository Trust Company, or DTC, and registered in the name of DTC's nominee, Cede & Co. Except as set forth below, the global notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any such nominee to a successor of DTC or a nominee of such successor.

        So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole holder of the notes represented by such global note for all purposes under the indenture and the beneficial owners of the notes will be entitled only to those rights and benefits afforded to them in accordance with DTC's regular operating procedures. Upon specified written instructions of a participant in DTC, DTC will have its nominee assist participants in the exercise of certain holders' rights, such as demand for acceleration of maturity or an instruction to the trustee. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture.

        If (1) DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act and a qualified successor depository is not appointed by us within 60 days, (2) we, at any time and in our sole discretion, determine that the notes shall no longer be represented by a global note, (3) after the occurrence of an event of default under the indenture with respect to the notes, a holder of notes notifies the trustee it wishes to receive a note in certificated form, we will issue individual notes in certificated form of the same series and like tenor and in the applicable principal amount in exchange for the notes represented by the global note. In any such instance, an owner of a beneficial interest in a global note will be entitled to physical delivery of individual notes in certificated form of the same series and like tenor, equal in principal amount to such beneficial interest and to have the notes in certificated form registered in its name. Notes so issued in certificated form will be issued in denominations of $2,000 or any integral multiple of $1,000 in excess thereof and will be issued in registered form only, without coupons.

        The following is based on information furnished by DTC:

        DTC will act as securities depository for the notes. The notes will be issued as fully registered notes registered in the name of Cede & Co. (DTC's partnership nominee) or such other name as may be requested by an authorized representative of DTC.

        DTC, the world's largest securities depository, is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation' within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for almost 2.5 million issues of U.S. and non U.S. equity issues, corporate and municipal debt issues and money market instruments from over 100 countries that DTC's direct participants deposit with DTC.

        DTC also facilitates the post trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book entry transfers and pledges between direct participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. Access to the DTC system is also available to others such as both U.S. and non U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. DTC has Standard & Poor's highest rating: AAA. The DTC rules applicable to its participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

        Purchases of the notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The beneficial interest of each actual purchaser of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of beneficial interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their beneficial interests in notes, except in the event that use of the book entry system for the notes is discontinued. The laws of some states require that certain persons take physical delivery in definitive form of securities which they own. Such limits and such laws may impair the ability of such persons to own, transfer or pledge beneficial interests in a global note.

        To facilitate subsequent transfers, all notes deposited by direct participants with DTC will be registered in the name of DTC's partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of the notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts the notes will be credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of the notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the notes, such as redemption, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of the notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners. In the alternative, beneficial owners may wish to provide their names and addresses to the registrar of the notes and request that copies of the notices be provided to them directly. Any such request may or may not be successful.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the regular record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

        We will pay principal of and interest and premium, if any, on the notes in same day funds to the trustee and from the trustee to DTC, or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on DTC's records upon DTC's receipt of funds and corresponding detail information. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of these participants and not of us, the trustee, DTC, or any other party, subject to any statutory or regulatory requirements that may be in effect from time to time. Payment of principal, interest and premium, if any, to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is the responsibility of us or the trustee, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of the direct or indirect participants.

        We will send any redemption notices to DTC. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        DTC may discontinue providing its services as securities depository for the notes at any time by giving us reasonable notice. Under such circumstances, if a successor securities depository is not obtained, we will print and deliver certificated notes. We may decide to discontinue use of the system of book entry transfers through DTC (or a successor securities depository). In that event, we will print and deliver certificated notes.

        We, the underwriters and the trustee will have no responsibility or liability for any aspect of the records relating to or payments made on account of the beneficial interests in a global note, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

        The information in this section concerning DTC and DTC's system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

Same-Day Settlement and Payment

        The underwriters will make settlement for the notes in immediately available funds. We will make all payments of principal and interest in respect of the notes in immediately available funds.

        The notes will trade in DTC's Same-Day Funds Settlement System until maturity or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. We expect that secondary trading in the certificated securities, if any, will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a person or any of its Restricted Subsidiaries existing at the time such person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such person and not incurred by such person in connection with, or in anticipation or contemplation of, such person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

        An "Affiliate" of a person means a person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such person; provided, however, that with respect to the Company the term Affiliate shall not include the Company or any subsidiary of the Company so long as no Affiliate of the Company has any direct or indirect interest therein, except through the Company or its subsidiaries. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise.

        "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

  (a)
  1.0% of the principal amount of such note; and

  (b)
  the excess, if any, of:

  (1)
  the present value at such redemption date of (i) the redemption price of the note at October 1, 2015 (such redemption price being set forth in the table appearing above under the caption "—Redemption—Optional Redemption") plus (ii) all remaining required interest payments due on the note through October 1, 2015 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the treasury rate as of such redemption date plus 50 basis points; over

  (2)
  the principal amount of the note.

        "Asset Acquisition" means

  (a)
  an Investment by the Company or any Restricted Subsidiary of the Company in any other person pursuant to which such person becomes a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or is merged with or into the Company or any Restricted Subsidiary of the Company; or

  (b)
  the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person, any division or line of business of such person or any other properties or assets of such person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, conveyance, transfer or other disposition for value by the Company or any of its Restricted Subsidiaries, including any Sale and Leaseback Transaction that does not give rise to a Capitalized Lease Obligation, to any person other than the Company or a Restricted Subsidiary of the Company of:

  (a)
  any Capital Stock of any Restricted Subsidiary of the Company; or

  (b)
  any other property or assets, other than cash or Cash Equivalents, of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business;

          provided, however, that Asset Sales will not include;

    (1)
    a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration, exclusive of indemnities, of less than $25.0 million;

    (2)
    the sale of accounts receivable and inventory or other assets held for sale in the ordinary course of business;

    (3)
    the sale, conveyance, transfer or other disposition of assets in the ordinary course of business;

    (4)
    the sale, conveyance, transfer or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries or any guarantor as permitted under "—Merger, Consolidation and Sale of Assets;"

    (5)
    sales, conveyances, transfers or other dispositions of assets resulting from the creation, incurrence or assumption of (or foreclosure with respect to) any Lien not prohibited by the provisions described under "—Limitation on Liens;"

    (6)
    sales, conveyances, transfers or other dispositions of damaged, obsolete or worn out property or equipment, or property or equipment that is no longer necessary or useful in the conduct of the business of the Company and its Restricted Subsidiaries;

    (7)
    to the extent allowable under Section 1031 of the Code or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Related Business;

    (8)
    sales, conveyances, transfers or other dispositions of assets in a transaction constituting a Permitted Investment or a Restricted Payment permitted by the provisions described under "—Limitation on Restricted Payments;"

    (9)
    the grant of licenses to third parties in respect of intellectual property in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

    (10)
    execution of settlement of or unwinding of any Hedging Protection Obligations;

    (11)
    any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

    (12)
    sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell or put/call arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

    (13)
    the lease, assignment or sublease of any real or personal property in the ordinary course of business.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction consummated subsequent to the Issue Date means, at the time of determination, the present value, discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP, of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended; provided, however, that "Attributable Debt" shall not include any such obligations to the extent they relate to the lease of manufacturing facilities, warehouses, offices, distribution facilities or other facilities, including without limitation, the fixtures appertaining thereto, unless such obligations are required to be recorded on the Company's balance sheet in accordance with GAAP.

        "Average Life" means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (ii) the amount of each such principal payment by (b) the sum of all such principal payments.

        "Capital Stock" means (1) with respect to any person that is a corporation, any and all shares, interests, participations or other equivalents, however designated, of corporate stock, including each class of common stock and preferred stock of such person and (2) with respect to any person that is not a corporation, any and all partnership or other equity interests of such other person or any other interest that confers on a person the right to receive a share of the profits and losses of, or distribution of assets, of the issuing person.

        "Capitalized Lease Obligations" means, as to any person, the obligations of such person under a lease that are required to be classified and reflected as a liability on a balance sheet under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  United States dollars, euros or the currency of any country recognized by the United States;

  (2)
  marketable direct obligations issued by, or unconditionally guaranteed by, the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two years from the date of acquisition thereof;

  (3)
  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

  (4)
  commercial paper maturing no more than two years from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

  (5)
  certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within two years from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any country recognized by the United States having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

  (6)
  repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (2) and (3) above entered into with any bank meeting the qualifications specified in clause (5) above; and

  (7)
  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (6) above.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any person or group of related persons for purposes of Section 13(d) of the Exchange Act (a "Group") (whether or not otherwise in compliance with the provisions of the indenture);

  (2)
  the approval by the holders of Capital Stock of the Company of any plan for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the indenture);

  (3)
  any person or Group shall become the owner, directly or indirectly, beneficially, of shares representing more than 50% of the aggregate voting power represented by the issued and outstanding Capital Stock of the Company entitled under ordinary circumstances to elect a majority of the directors of the Company (the "Voting Stock"); or

  (4)
  the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors.

        "Commodity Price Protection Obligation" means, in respect of a person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to fix or hedge commodity price risk.

        "Consolidated EBITDA" means, with respect to any person, for any period, the sum (without duplication) of:

  (1)
  Consolidated Net Income; plus

  (2)
  to the extent Consolidated Net Income has been reduced thereby, all losses from Asset Sales or abandonments or reserves relating thereto, all items classified as extraordinary losses and all income taxes of such person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses); plus

  (3)
  Consolidated Interest Expense, and plus

  (4)
  Consolidated Non-Cash Charges.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any person, the ratio of Consolidated EBITDA of such person during the four full fiscal quarters for which internal financial statements are available (the "Four Quarter Period") ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Transaction Date") to Consolidated Fixed Charges of such person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated Fixed Charges" will be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence, or repayment, retirement or extinguishment of any Indebtedness of such person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment, retirement or extinguishment of other Indebtedness (and the application of the proceeds thereof) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities), as if such incurrence or repayment, retirement or extinguishment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

  (2)
  any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such person or one of its Restricted Subsidiaries (including by any person who becomes a Restricted Subsidiary as a result of an Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Securities Act, except that such pro forma calculations may include expense and cost reductions for such period not calculated on a basis consistent with Regulation S-X under the Securities Act resulting from the Asset Sale or Asset Acquisition for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within 12 months of the date of such transaction and are reasonably identifiable and factually supportable, provided that, in either case, such adjustments are set forth in an officers' certificate, signed on behalf of the Company by its principal executive officer or principal financial officer, that states (x) the amount of such adjustment or adjustments and (y) that such adjustment or adjustments are based on the reasonable good faith expectation of the officer executing such certificate at the time of such execution) attributable to the assets which are the subject of the Asset Acquisition or Asset Sale during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or Asset Acquisition (including the incurrence, assumption or liability for any such Indebtedness or Acquired Indebtedness and the elimination of such operating expense and the realization of such cost reduction) occurred on the first day of the Four Quarter Period.

Furthermore, in calculating "Consolidated Fixed Charges" of this "Consolidated Fixed Charge Coverage Ratio";

    (a)
    interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter will be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;

    (b)
    if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period or, if none, then based upon such optional rate chosen as the Company may designate; and

    (c)
    notwithstanding clause (a) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, will be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any person for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense; plus

  (2)
  the product of:

    (x)
    the amount of all dividend payments on any series of Disqualified Stock of such person or Preferred Stock of a Restricted Subsidiary of such person (other than dividends paid in Qualified Capital Stock) paid or accrued during such period; and

    (y)
    a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such person expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any person for any period, the sum of, without duplication;

  (1)
  the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of such person and its Restricted Subsidiaries, including the net costs associated with Hedging Protection Obligations, capitalized interest, and imputed interest with respect to Attributable Debt (but excluding (a) the write-off of deferred financing costs, (b) the amortization of deferred financing charges and (c) non-cash interest expense attributable to the movement in the mark-to-market valuation of Hedging Protection Obligations or other derivative instruments pursuant to GAAP), for such period determined on a consolidated basis in accordance with GAAP; and

  (2)
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; less

  (3)
  interest income for such person and its Restricted Subsidiaries.

        "Consolidated Net Income" means, with respect to any person for any period, the aggregate net income (or loss) of such person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP before any reduction in respect of Preferred Stock dividends; provided, however, that there shall be excluded therefrom:

  (a)
  after tax gains or losses from Asset Sales (without regard to the $25.0 million threshold in clause (1) of the definition of Asset Sales) or abandonments or reserves relating thereto;

  (b)
  items classified as extraordinary gains or losses, and the related tax effects according to GAAP;

  (c)
  solely for the purposes of calculating the Consolidated Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "Covenants—Limitation on Incurrence of Additional Indebtedness," unusual or non-recurring gains or losses and expenses and severance, relocation costs, consolidation and closing costs, integration and facilities opening costs, transition costs, restructuring costs, signing, retention or completion bonuses, and curtailments or modifications to pension and post-retirement employee benefit plans (in each case, as determined in good faith by an executive officer of the Company and set forth in an officer's certificate);

  (d)
  the cumulative effect of a change in accounting principles during such period;

  (e)
  the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that subsidiary of that income is restricted by contract, operation of law or otherwise; provided that Consolidated Net Income of such person will be increased by the amount of the cash dividends or distributions actually paid to such person or a Restricted Subsidiary of such person to the extent not already included therein;

  (f)
  the net income (or net loss) of any person (other than a Restricted Subsidiary), including Unrestricted Subsidiaries, in which such person has an interest, except to the extent of cash dividends or distributions actually paid to such person or a Restricted Subsidiary of such person;

  (g)
  amounts attributable to dividends paid in respect of Qualified Capital Stock to the extent such dividends are paid in shares of Qualified Capital Stock;

  (h)
  any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142—Goodwill and Other Intangibles and No. 144—Accounting for the Impairment or Disposal of Long-Lived Assets and the amortization of intangibles including arising pursuant to Statement of Financial Accounting Standards No. 141—Business Combinations and any successor statements;

  (i)
  accruals and reserves that are established or adjusted within twelve months after July 1, 2008 that are so required to be established as a result of the Transactions in accordance with GAAP or accruals and reserves that are established or adjusted as a result of, or in connection with, other acquisitions in accordance with GAAP within twelve months of the consummation of such acquisition, or, in each case, changes as a result of adoption or modification of accounting policies;

  (j)
  to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption;

  (k)
  any non-cash compensation charges or other non-cash expenses (including write-offs and write-downs) or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards; and

  (l)
  any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any Asset Acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument, including any net gain or loss arising from the extinguishment of any Indebtedness of any Person and the amortization or write-off of debt issuance costs or debt discount.

        Notwithstanding the foregoing, for the purpose of the covenant described under "—Covenants—Limitation on Restricted Payments" only (other than clause (3)(y) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under "—Covenants—Limitation on Restricted Payments" pursuant to clause (3)(y) thereof.

        "Consolidated Non-Cash Charges" means, with respect to any person for any period, the aggregate depreciation, amortization (including amortization of intangibles) and other non-cash expenses (including, without duplication, impairment charges and the impact of purchase accounting) of such person and its Restricted Subsidiaries reducing Consolidated Net Income of such person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP

(excluding any such charges constituting an accrual of or a reserve for cash charges for any future period).

        "Continuing Directors" means, as of any date of determination, any member of the board of directors of the Company who:

  (1)
  was a member of such board of directors of the Company on the date of the indenture; or

  (2)
  was nominated for election or elected to such board of directors with the approval or subsequent ratification of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination or election.

        "Credit Agreement" means the Credit Agreement in effect on the Issue Date between the Company and the lenders party thereto, including all related notes and collateral documents, in each case as such agreement may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, increasing the total commitment under, refinancing, replacing or otherwise restructuring (including adding subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

        "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement or commercial paper facilities or other agreements or indentures, in each case with banks or other lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or other debt) or letters of credit or other debt, in each case, as amended, restated, modified, renewed, refunded, replaced (which replacement can occur after termination of the relevant agreement), refinanced or substituted in whole or in part from time to time by one or more of such facilities, whether with the same or different banks or lenders and whether or not increasing the amount thereunder.

        "Currency Exchange Protection Obligation" means, in respect of a person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to fix or hedge currency exchange risk.

        "Debt Securities Lien" means any Lien securing Indebtedness incurred in connection with (a) any registered offering of securities under the Securities Act or (b) any private placement of securities (including under Rule 144A of the Securities Act) pursuant to an exemption from the registration requirements of the Securities Act which does not include, among other things, Liens securing Indebtedness incurred in connection with (i) the Credit Agreement and (ii) debt facilities or other agreements with one or more banks or one or more lenders providing for revolving credit loans, term loans or letters of credit facilities.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Designated Non-Cash Consideration" means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to an officer's certificate executed by an executive officer of the Company or such Restricted Subsidiary.

        "Disqualified Capital Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale), in whole or in part, on or prior to the final maturity date of the notes.

        "Equity Interests" means all Capital Stock and all warrants, profits, interests, equity appreciation rights or options with respect to, or other rights to purchase, Capital Stock, but excluding Indebtedness convertible into equity.

        "Equity Offering" means any private or public offering of Qualified Capital Stock of the Company, other than any issuance registered on Form S-8 or any successor thereto.

        "Existing Notes" means the 8.5% Senior Notes due 2018, issued pursuant to an indenture dated as of July 1, 2008, as supplemented by the first supplemental indenture dated as of July 1, 2008, between the Company and Wilmington Trust Company, as trustee.

        "Fair Market Value" means, with respect to any asset or property, as determined in good faith by the Company, the price which could be negotiated in an arm's-length transaction taking into account the circumstances of the subject transaction; provided that where the value of the assets or property is in excess of $50.0 million, the Fair Market Value shall be determined by the board of directors of the Company in good faith and will be evidenced by a board resolution delivered to the trustee.

        "Foreign Subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

        "GAAP" means generally accepted accounting principles in the United States which were in effect on the July 1, 2008.

        "Government Securities" means securities that are direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged.

        "Hedging Protection Obligations" means, with respect to any specified person, the obligations of such person under Interest Rate Protection Obligations, Commodity Price Protection Obligations and Currency Exchange Protection Obligations.

        "Honeywell Acquisition" means the acquisition by the Company of the assets of the consumables solutions distribution business of Honeywell International Inc. on July 28, 2008.

        "Incur" or "incur" means, with respect to any Indebtedness, to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise with respect to, or otherwise become responsible for, payment of such Indebtedness.

        "Indebtedness" means with respect to any person, without duplication:

  (1)
  the principal amount of all obligations of such person for borrowed money;

  (2)
  the principal amount of all obligations of such person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such person;

  (4)
  all obligations of such person to pay the deferred purchase price of property (but excluding trade accounts payable and other similar liabilities arising in the ordinary course of business and excluding any earn-out obligations);

  (5)
  all obligations of such person for the reimbursement of any obligor on any letter of credit or banker's acceptance;

  (6)
  guarantees of such person in respect of Indebtedness of a person referred to in clauses (1) through (5) above and clause (8) below;

  (7)
  all Indebtedness of any other person of the type referred to in clauses (1) through (6) above which is secured by any Lien on any property or asset of such person, the amount of such obligation being deemed to be the lesser of the Fair Market Value at such date of any asset subject to any Lien securing the Indebtedness of others and the amount of the Indebtedness secured;

  (8)
  all Hedging Protection Obligations of such person, excluding non-speculative Hedging Protection Obligations;

  (9)
  all Preferred Stock of any Restricted Subsidiary of such person; and

  (10)
  all Disqualified Capital Stock issued by such person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, (1) the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value will be determined reasonably and in good faith by the issuer of such Disqualified Capital Stock, and (2) accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the "—Limitation on Incurrence of Additional Indebtedness" covenant. The amount of Indebtedness of any person at any date will be the amount of all unconditional obligations described above, as such amount would be reflected on a balance sheet prepared in accordance with GAAP.

        "Interest Rate Protection Obligations" means the obligations of any person pursuant to any arrangement with any other person whereby, directly or indirectly, such person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or other acquisition for consideration by such person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other person. "Investment" shall exclude extensions of trade credit, advances to customers, travel and similar advances to officers and employees in the ordinary course of business by the Company and its subsidiaries. For the purposes of the "—Limitation on Restricted Payments" covenant:

  (1)
  "Investment" will include and be valued at the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary; and

  (2)
  the amount of any Investment will be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions (including tax sharing payments) in connection with such Investment or any other amounts received in respect of such Investment.

        If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any Restricted Subsidiary such that, after giving effect to any such sale or disposition, such person is no longer a Restricted Subsidiary, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Capital Stock of such subsidiary not sold or disposed.

        "Investment Grade Rating" means BBB- or higher by S&P or Baa3 or higher by Moody's, or the equivalent of such ratings by S&P and Moody's, or of another Rating Agency.

        "Issue Date" means the date on which the notes are originally issued under the second supplemental indenture.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Moody's" means Moody's Investor Service, Inc. and its successors.

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

  (a)
  all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

  (b)
  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

  (c)
  the amounts of:

  (x)
  any repayments of debt secured, directly or indirectly, by Liens on the assets that are the subject of such Asset Sale, and

  (y)
  any repayments of debt associated with such assets that is due by reason of such Asset Sale (i.e., such disposition is permitted by the terms of the instruments evidencing or applicable to such debt, or by the terms of a consent granted thereunder, on the condition the proceeds (or portion thereof) of such disposition be applied to such debt), and other fees, expenses and other expenditures, in each case, reasonably incurred as a consequence of such repayment of debt (whether or not such fees, expenses or expenditures are then due and payable or made, as the case may be);

  (d)
  any portion of cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined, the amount (if any) by which the reserved amount in respect of such Asset Sale exceeds the actual post-closing adjustments payable by the Company or any of its Restricted Subsidiaries will constitute Net Cash Proceeds on such date;

  (e)
  all amounts deemed appropriate by the Company to be provided as a reserve, in accordance with GAAP, against any liabilities associated with such assets which are the subject of such Asset Sale;

  (f)
  all foreign, federal, state and local taxes payable (including taxes reasonably estimated to be payable) in connection with or as a result of such Asset Sale; and

  (g)
  with respect to Asset Sales by Restricted Subsidiaries of the Company, the portion of such cash payments attributable to persons holding a minority interest in such Restricted Subsidiary.

        Notwithstanding the foregoing, Net Cash Proceeds will not include proceeds received in a foreign jurisdiction from an Asset Sale of an asset located outside the United States to the extent (and only to the extent)

  (1)
  such proceeds cannot under applicable law be transferred to the United States; or

  (2)
  such transfer would result (in the good faith determination of the Company) in an aggregate tax liability that would be materially greater than if such Asset Sale occurred in the United States;

provided that if, as, and to the extent that any of such proceeds may lawfully be in the case of clause (1) or are in the case of clause (2) transferred to the United States, such proceeds will be deemed to be cash payments that are subject to the terms of this definition of Net Cash Proceeds.

        "Pari Passu Indebtedness" means any Indebtedness of the Company or a guarantor of the notes ranking pari passu with the notes or a guarantee of the notes, as the case may be, that the obligor thereon is required to offer to repurchase or repay on a permanent basis in connection with an Asset Sale.

        "Permitted Indebtedness" means, without duplication:

  (1)
  the notes (other than Additional Notes) and the guarantees thereof;

  (2)
  Indebtedness incurred pursuant to Credit Facilities by the Company and any guarantee thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount at any time outstanding not to exceed $1,075 million, less the amount of any permanent prepayment thereunder made with the proceeds of an Asset Sale in accordance with and in satisfaction of the "—Limitation on Asset Sales" covenant;

  (3)
  Indebtedness (other than Indebtedness contemplated by clause (1) or (2) of this definition) of the Company and its subsidiaries outstanding on the Issue Date;

  (4)
  obligations of the Company or any Restricted Subsidiary pursuant to Hedging Protection Obligations which are not incurred for speculative purposes;

  (5)
  intercompany Indebtedness owed by the Company to any Restricted Subsidiary of the Company or by any Restricted Subsidiary of the Company to the Company or any other Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Restricted Subsidiary of the Company; provided, however, that if, as of any date any person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness, such date will be deemed the date of incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness under this clause (5);

  (6)
  Acquired Indebtedness, provided that after giving effect to the acquisition or merger the Company could Incur at least $1.00 of Indebtedness under the Consolidated Fixed Charge Coverage Ratio in accordance with the "—Limitation on Incurrence of Additional Indebtedness" covenant on the date such Indebtedness became Acquired Indebtedness;

  (7)
  (A) guarantees by Restricted Subsidiaries of Indebtedness of the Company or guarantees by Restricted Subsidiaries of Indebtedness of other Restricted Subsidiaries to the extent that such

    Indebtedness is otherwise permitted under the indenture and (B) guarantees by the Company of any of its Restricted Subsidiaries' Indebtedness; provided that such Indebtedness is permitted to be incurred under the indenture;

  (8)
  Indebtedness (including Capitalized Lease Obligations and purchase money obligations) incurred by the Company or any Restricted Subsidiary in connection with the purchase, lease or improvement of property (real or personal) or equipment or other capital expenditures in connection with a related business whether through a direct purchase of assets or the Capital Stock of any Person owning such assets, in aggregate not to exceed $30.0 million in any fiscal year of the Company;

  (9)
  guarantees, letters of credit and indemnity agreements relating to performance, bid, appeal and surety bonds and completion guarantees incurred in the ordinary course of business;

  (10)
  any refinancing, modification, replacement, renewal, restatement, refunding, deferral, extension, substitution, supplement, reissuance or resale of existing or future Indebtedness incurred in accordance with the Consolidated Fixed Charge Coverage Ratio test set forth in the "—Limitation on Incurrence of Additional Indebtedness" covenant and clauses (1), (3), (6), (8) and this clause (10) of this definition, including any additional Indebtedness incurred to pay premiums reasonably determined by the Company (including tender premiums), defeasance costs and fees and expenses in connection therewith prior to its respective maturity; provided, however, that any such event does not (1) result in an increase in the aggregate principal amount of Permitted Indebtedness (except to the extent such increase is a result of a simultaneous incurrence of additional Indebtedness (A) to pay premiums, defeasance costs and related fees and expenses or (B) otherwise permitted to be incurred under the indenture) of the Company and its subsidiaries and (2) create Indebtedness with a Weighted Average Life to Maturity at the time such refinanced Indebtedness is incurred that is less than the Weighted Average Life to Maturity at such time of the Indebtedness being refinanced, modified, replaced, renewed, restated, refunded, deferred, extended, substituted, supplemented, reissued or resold;

  (11)
  additional Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount not to exceed $100.0 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Agreement);

  (12)
  Indebtedness incurred by the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers' compensation or employee health claims, or other Indebtedness with respect to reimbursement-type obligations regarding workers' compensation or employee health claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

  (13)
  Indebtedness arising from agreements of the Company or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that such Indebtedness is not reflected on the balance sheet of the Company, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (13));

  (14)
  the guarantee by the Company or any Restricted Subsidiary that guarantees Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

  (15)
  the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is extinguished within five business days;

  (16)
  Indebtedness of Foreign Subsidiaries in an aggregate principal amount which, when taken together with all other Indebtedness of Foreign Subsidiaries Incurred pursuant to this clause (16) and outstanding on the date of such incurrence, does not exceed $150.0 million; and

  (17)
  Indebtedness of the Company or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business.

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant:

  (a)
  In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the "—Limitation on Incurrence of Additional Indebtedness" covenant, the Company, in its sole discretion, will be permitted to classify and/or divide such item of Indebtedness on the date of its incurrence or later reclassify and/or divide all or a portion of such item of Indebtedness in any manner that complies with the "—Limitation on Incurrence of Additional Indebtedness" covenant; provided, however that all Indebtedness under the Credit Agreement which is in existence or available on the Issue Date, and any renewals, extensions, substitutions, refundings, refinancings or replacements thereof, will be deemed to have been incurred on such date under clause (2) of this definition of "Permitted Indebtedness," and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter.

  (b)
  For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount, together with any accrued and unpaid interest thereon and any premium or fees and expenses related thereto, of such Indebtedness being refinanced. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which refinancing Indebtedness is denominated that is in effect on the date of such refinancing. Notwithstanding any other provision of the indenture, the maximum amount of Indebtedness that the Company may incur pursuant to the "Limitation on Incurrence of Additional Indebtedness" covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

  (c)
  Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Capital Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Capital Stock or Preferred Stock for purposes of the "Limitation on Incurrence of Additional Indebtedness" covenant.

        "Permitted Investments" means:

  (1)
  Investments in the Company or any Restricted Subsidiary of the Company, or for the benefit of, any Restricted Subsidiary of the Company (whether existing on the Issue Date or created thereafter and including Investments in any person, if after giving effect to such Investment, such person would be a Restricted Subsidiary of the Company or such person is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company);

  (2)
  Investments in cash or Cash Equivalents;

  (3)
  Investments existing on the Issue Date;

  (4)
  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of or other resolution of claims or disputes, and in each case, extensions, modifications and amendments thereof;

  (5)
  loans and advances in the ordinary course of business by the Company and its Restricted Subsidiaries to their respective employees not to exceed $15.0 million at any one time outstanding;

  (6)
  Investments in an amount not to exceed $50.0 million at any one time outstanding;

  (7)
  Investments received by the Company or its Restricted Subsidiaries as non-cash consideration for asset sales, including Asset Sales; provided, however, in the case of an Asset Sale, such Asset Sale is effected in compliance with the "—Limitation on Asset Sales" covenant;

  (8)
  Hedging Protection Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' business;

  (9)
  extensions of credit to customers and suppliers in the ordinary course of business;

  (10)
  Investments in joint ventures (in each case that are not subsidiaries of the Company) (measured on the date each such investment was made and without giving effect to subsequent changes in value) in an aggregate amount not to exceed the greater of (a) $100.0 million and (b) 3.5% of Total Assets;

  (11)
  guarantees by the Company or any of its Restricted Subsidiaries of Indebtedness permitted by the "—Limitation on Incurrence of Additional Indebtedness" covenant;

  (12)
  any Investments received in exchange for the issuance of Qualified Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any such Qualified Capital Stock; and

  (13)
  Investments in Unrestricted Subsidiaries not to exceed the greater of (a) $100.0 million and (b) 3.5% of Total Assets.

        "Permitted Liens" means:

  (1)
  Liens (other than Debt Securities Liens) securing Indebtedness under a Credit Facility permitted to be incurred under the indenture;

  (2)
  Liens outstanding on the Issue Date;

  (3)
  Liens securing the notes (other than any Additional Notes) or any guarantees;

  (4)
  Liens imposed by any governmental authority for taxes, assessments or charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the affected Restricted Subsidiaries, as the case may be, in accordance with GAAP;

  (5)
  Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings and Liens arising out of judgments or awards against the Company or its Restricted Subsidiary with respect to which the Company or its Restricted Subsidiary shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP;

  (6)
  pledges or deposits under worker's compensation, unemployment insurance and other similar legislation;

  (7)
  deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which the Company or any of its Restricted Subsidiaries is a party, or deposits to secure public or statutory obligations of the Company or any of its Restricted Subsidiaries or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which the Company or any of its Restricted Subsidiaries is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

  (8)
  easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses, restrictions on the use of property or minor imperfections in title thereto which, do not in the aggregate materially adversely affect the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

  (9)
  Liens on property of any entity (including shares of stock owned by such entity) which becomes a Restricted Subsidiary of the Company after the date on which the notes are originally issued; provided that such Liens are in existence at the time such entity becomes a Restricted Subsidiary of the Company and were not created in anticipation thereof and do not extend to any other property of the Company or any Restricted Subsidiary;

  (10)
  Liens upon property, including software and license rights with respect to software, acquired after the date on which the notes are originally issued (by purchase, construction or otherwise) by the Company or any of its Restricted Subsidiaries, any of which Liens either (A) existed on such property before the time of its acquisition and was not created in anticipation thereof, or (B) was created solely for the purpose of securing Indebtedness representing, or incurred to finance, refinance or refund, the cost (including the cost of construction) of such property; provided that no such Lien shall extend to or cover any property of the Company or such Restricted Subsidiary other than the property so acquired and improvements thereon; and provided, further, that the principal amount of Indebtedness secured by any such Lien shall not exceed (at the time of incurrence) 100% of the fair market value (as determined in good faith by a senior financial officer of the Company) of such property at the time it was acquired (by purchase, construction or otherwise);

  (11)
  any Liens arising as a result of the sale of property owned by the Company or any Restricted Subsidiary of the Company which property is, immediately following such sale, leased back to the Company or any Restricted Subsidiary;

  (12)
  Liens in favor of the Company or any Restricted Subsidiary;

  (13)
  Liens securing Hedging Protection Obligations of the Company or any of its Restricted Subsidiaries permitted to be incurred under the indenture;

  (14)
  Liens on property necessary to defease Indebtedness that was not incurred in violation of the indenture;

  (15)
  Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Restricted Subsidiary on deposit or in possession of such bank;

  (16)
  Liens on the property of Foreign Subsidiaries to secure Indebtedness of Foreign Subsidiaries permitted to be incurred under the indenture;

  (17)
  Liens related to bonds or similar instruments related to the Company's or any Restricted Subsidiary's 401(k) or other retirement based benefit plans;

  (18)
  Liens incurred with respect to any environmental remediation program;

  (19)
  Liens on specific items of inventory or other goods and proceeds securing obligations in respect of bankers' acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods;

  (20)
  leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

  (21)
  deposits made in the ordinary course of business to secure liability to insurance carriers;

  (22)
  Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary of the Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and its Subsidiaries;

  (23)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods in the ordinary course of business;

  (24)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Company or any Restricted Subsidiary in the ordinary course of business; and

  (25)
  any extension, renewal or replacement (which replacement can occur after termination of the relevant agreement) of the foregoing; provided, however, that the Liens permitted hereunder shall not be spread to cover any additional Indebtedness or property (other than a substitution of like property).

        "Preferred Stock" of any person means any Capital Stock of such person that has preferential rights to any other Capital Stock of such person with respect to dividends or redemptions or upon liquidation.

        "Qualified Capital Stock" means any stock that is not Disqualified Capital Stock.

        "Rating Agency" means (i) S&P, (ii) Moody's or (iii) if neither S&P nor Moody's is rating the notes, another recognized rating agency, selected by the Company.

        "Related Business" means, as determined by the Company in good faith, the businesses of the Company and its Restricted Subsidiaries as conducted on the Issue Date and similar, complementary or related businesses or reasonable extensions, developments or expansions thereof.

        "Replacement Assets" means (a) assets of a kind used or usable in the businesses of the Company and its Restricted Subsidiaries (including capital expenditures) as conducted on the date of the relevant Asset Sale or (b) any Related Business (including the Capital Stock of a person or persons in any such businesses or Related Business and licenses or similar rights to operate).

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of any person means any subsidiary of such person that at the time of determination is not an Unrestricted Subsidiary.

        "S&P" means Standard & Poor's, a division of The McGraw-Hill Companies, Inc., and its successors to its ratings business.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any person or to which any such person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such person or to any other person from whom funds have been or are to be advanced by such person on the security of such property.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Senior Debt" means any indebtedness that is pari passu as to ranking with the notes issued under the indenture.

        "Significant Subsidiary" shall have the meaning set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

        "Stated Maturity" means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

        "Subordinated Indebtedness" means Indebtedness of the Company which is expressly subordinated in right of payment to the notes.

        "Total Assets" means the total assets of the Company and its subsidiaries on a consolidated basis, as shown on the most recent consolidated balance sheet of the Company or such other Person as may be expressly stated.

        "Transactions" means

  (a)
  the consummation of the Honeywell Acquisition and the payment of all consideration, fees and expenses related thereto;

  (b)
  the issuance of Capital Stock of the Company in connection with the Honeywell Acquisition;

  (c)
  the entering into of the Credit Agreement and the payment of all fees and expenses in connection therewith;

  (d)
  the repayment by the Company of Indebtedness under the Company's credit agreement that was in effect on July 1, 2008;

  (e)
  the issuance of the Existing Notes and the guarantees thereof, and the payment of all fees and expenses in connection therewith; and

  (f)
  payment of all other fees and expenses payable in connection with and related to the items listed in (a) through (e).

        "Unrestricted Subsidiary" of any person means:

  (1)
  any subsidiary of such person that at the time of determination is or continues to be designated an Unrestricted Subsidiary by the board of directors of such person in the manner provided below; and

  (2)
  any subsidiary of an Unrestricted Subsidiary.

        The board of directors of the Company may designate any subsidiary (including any existing or newly acquired or newly formed subsidiary) to be an Unrestricted Subsidiary unless such subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, any subsidiary of the Company that is not a subsidiary of the subsidiary to be so designated; provided, however, that:

  (x)
  the Company certifies to the trustee that such designation complies with the "—Limitation on Restricted Payments" covenant; and

  (y)
  each subsidiary to be so designated and each of its subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries except to the extent permitted by the provisions of the "—Limitation on Incurrence of Additional Indebtedness" covenant and the "—Limitation on Restricted Payments" covenant.

        The board of directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  (x)
  immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "—Limitation on Incurrence of Additional Indebtedness" covenant; and

  (y)
  immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

        Any such designation by the board of directors will be evidenced to the trustee by promptly filing with the trustee a copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions. As of the Issue Date, the following Subsidiaries of the Company are Unrestricted Subsidiaries: Advanced Thermal Sciences Corporation, Aerospace Lighting Corporation and each of their respective subsidiaries.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

  (a)
  the then outstanding aggregate principal amount of such Indebtedness; into

  (b)
  the sum of the total of the products obtained by multiplying:

  (1)
  the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof; by

  (2)
  the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

        Subject to the limitations set forth below, the following describes the material U.S. federal income tax considerations relating to the acquisition, ownership and disposition of the notes and, in the case of a Non-U.S. Holder (as defined below), the material U.S. federal estate tax considerations relating to the acquisition, ownership and disposition of the notes. This discussion applies to notes that are (1) acquired by initial investors who purchase notes at original issuance for their "issue price," which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money, and (2) held as capital assets within the meaning of 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

        This discussion does not describe all of the tax considerations that may be relevant to holders of notes in light of their particular circumstances or to holders subject to special rules, such as:

  •
  certain financial institutions;

  •
  insurance companies;

  •
  U.S. expatriates;

  •
  dealers in securities or foreign currencies;

  •
  persons holding notes as part of a hedge or other integrated transaction;

  •
  U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

  •
  partnerships or other entities classified as partnerships for U.S. federal income tax purposes;

  •
  entities that are tax-exempt for U.S. federal income tax purposes and retirement plans, individual retirement accounts and tax-deferred accounts; or

  •
  persons subject to the alternative minimum tax.

        This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations, all as in effect or in existence as of the date of this prospectus supplement, changes to any of which subsequent to the date of this prospectus supplement may be retroactive and may affect the tax consequences described herein. Persons considering the purchase of notes are urged to consult their tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax considerations arising under the U.S. federal estate or gift tax rules or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

        If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds notes, the treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the U.S. federal income tax consequences of acquiring, owning and disposing of a note.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

U.S. Holders

        This subsection describes U.S. federal income tax considerations for a "U.S. Holder" of the notes. You are a "U.S. Holder" if you are a beneficial owner of a note and you are, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or of the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust if (i) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust, or (ii) in the case of a trust that was treated as a domestic trust under the law in effect prior to 1997, a valid election is in place under applicable Treasury Regulations to treat such trust as a domestic trust.

Payments of Interest

        Subject to the discussion below, you will be required to include in gross income stated interest on your note, as ordinary income, at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes. The notes will be issued at a discount that is less than a statutorily defined "de minimis" amount for U.S. federal income tax purposes and, therefore, the notes will not be treated as issued with "original issue discount" for such purposes.

        In certain circumstances (see "Description of Notes—Change of Control" and "Description of Notes—Redemption—Optional Redemption"), we may be obligated to pay amounts in excess of stated interest or principal on the notes. According to the applicable Treasury Regulation, the possibility that any such amounts in excess of stated interest or principal will be paid will not affect the amount of interest income a U.S. Holder recognizes if the likelihood of their payment is remote as of the issue date of the notes or their amount is incidental. Based upon this Treasury Regulation, we do not intend to treat these potential payments pursuant to the change of control provisions or upon redemption as part of the yield to maturity of the notes. Under this approach, if we ultimately pay a premium pursuant to the change of control provisions, or upon redemption, U.S. Holders will be required to recognize such amounts as income at such time. If the Internal Revenue Service (the IRS) takes a contrary position, however, a U.S. Holder might be required to accrue income on its notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.

Disposition of the Notes

        Upon the sale, exchange, retirement or other taxable disposition of a note, you generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange or retirement (other than amounts attributable to accrued interest on the note, which will be treated as ordinary interest income for U.S. federal income tax purposes if not previously included in gross income) and your adjusted tax basis in the note. Your adjusted tax basis in your note is generally equal to your cost in acquiring the note.

        Gain or loss realized on the sale, exchange, retirement or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. If you are a non-corporate U.S. Holder, your long-term capital gain generally will be subject to tax at preferential rates. The deductibility of capital losses is subject to limitations under the Code.

Backup Withholding and Information Reporting

        Information returns generally will be filed with the IRS in connection with payments on the notes and the proceeds from a sale or other disposition of the notes. A non-corporate U.S. Holder will be subject to U.S. backup withholding on these payments if the U.S. Holder fails to provide its taxpayer identification number to us or our paying agent and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder's U.S. federal income tax liability, if any, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

        This subsection describes U.S. federal income and estate tax considerations for a "Non-U.S. Holder" of the notes. You are a "Non-U.S. Holder" if you are a beneficial owner of a note and you are neither a U.S. Holder nor an entity or arrangement classified as a partnership, for U.S. federal income tax purposes.

        A Non-U.S. Holder who is an individual present in the United States for 183 days or more in the taxable year of disposition of a note and who is not otherwise a resident of the United States for U.S. federal income tax purposes may be subject to special tax provisions and is urged to consult his or her own tax advisor regarding the U.S. federal income tax consequences of the ownership and disposition of a note. If you are a U.S. Holder, this subsection does not apply to you, and you should refer to "U.S. Holders" above.

Payments on the Notes

        Subject to the discussion below concerning backup withholding, payments of principal and interest on the notes by us or our paying agent to any Non-U.S. Holder will not be subject to U.S. federal income or withholding tax, provided that, in the case of interest,

  •
  the holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

  •
  such interest is not effectively connected with your conduct of a United States trade or business;

  •
  the certification requirement summarized below has been fulfilled with respect to the beneficial owner; and

  •
  the holder is not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code.

        Interest will not be exempt from withholding tax unless the Non-U.S. Holder provides its name and address, and certifies to us or our paying agent, under penalties of perjury, that it is not a United States person (which certification may be made on an IRS Form W-8BEN (or appropriate successor form)) or a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its business and holds the note on a Non-U.S. Holder's behalf certifies to us or our paying agent, under penalties or perjury, either that it has received IRS Form W-8BEN from the holder or from another qualifying financial institution intermediary or that it is permitted to establish and has established the holder's foreign status through other documentary evidence, and otherwise complies with applicable requirements. If the notes are held by or through certain foreign intermediaries or certain foreign partnerships, such foreign intermediaries or partnerships must also satisfy the certification requirements of applicable Treasury Regulations.

        If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest will be subject to a 30% U.S. federal withholding tax, unless the holder provides a properly executed (1) IRS Form W-8BEN (or appropriate successor form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (2) IRS Form W-8ECI stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the holder's conduct of a trade or business in the United States.

        If a Non-U.S. Holder of a note is engaged in a trade or business in the United States, and if interest on the note is effectively connected with the conduct of this trade or business (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment), the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be taxed in the same manner as a U.S. Holder. Such a Non-U.S. Holder will be required to provide us or our paying agent with a properly executed IRS Form W-8ECI (or appropriate successor form) in order to claim an exemption from withholding tax. These holders should consult their own tax advisors with respect to other U.S. tax consequences of the ownership and disposition of notes, including the possible imposition of branch profits tax at a 30% rate or a lower treaty rate if applicable.

Disposition of the Notes

        Any gain recognized upon the sale, exchange, retirement or other taxable disposition of a note (except with respect to accrued and unpaid interest, which would be taxable as such) will not be subject to the 30% U.S. federal withholding tax. Such gain also generally will not be subject to U.S. federal income tax unless:

  •
  that gain is effectively connected with a Non-U.S. Holder's conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a U.S. permanent establishment); or

  •
  the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

        A Non-U.S. Holder described in the first bullet point above will generally be required to pay U.S. federal income tax on the net gain derived from the sale and if such holder is a foreign corporation, it may also be required to pay a branch profits tax at a 30% rate or a lower rate if so specified by an applicable tax treaty.

U.S. Federal Estate Tax

        If you are an individual and are not a citizen or a resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of your death, your notes will not be subject to the U.S. federal estate tax so long as, at the time of your death:

  •
  you did not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of Section 871(h)(3) of the Code and the Treasury Regulations thereunder; or

  •
  your interest income on the notes would not have been effectively connected with your conduct of a United States trade or business.

Backup Withholding and Information Reporting

        Information returns generally will be filed with the IRS in connection with payments on the notes. Unless the Non-U.S. Holder complies with the certification procedures described above to establish that it is not a U.S. person, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and the Non-U.S. Holder may be subject to U.S. backup withholding tax on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding on such payments as well. The amount of any backup withholding from a payment to a

Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.

THE PRECEDING DISCUSSION OF U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS IS INTENDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR U.S. FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES. TAX ADVISORS SHOULD ALSO BE CONSULTED AS TO THE U.S. ESTATE AND GIFT TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, AS WELL AS THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

        Under the terms and subject to the conditions contained in an underwriting agreement dated September 13, 2010, we have agreed to sell to the underwriters the following respective principal amount of notes.

Underwriters	Principal Amount
Credit Suisse Securities (USA) LLC	$184,166,666.68
J.P. Morgan Securities LLC	184,166,666.66
UBS Securities LLC	184,166,666.66
RBS Securities Inc.	32,500,000.00
SunTrust Robinson Humphrey, Inc.	32,500,000.00
Wells Fargo Securities, LLC	32,500,000.00

$650,000,000.00

        The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement also provides that if an underwriter defaults the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

        The underwriters have advised us that they initially propose to offer the notes to the public at the public offering price on the cover page of this prospectus supplement. After the initial offering, the public offering price may be changed. The underwriters may offer and sell notes through certain of their affiliates.

        The expenses of the offering, not including the underwriting discount, are estimated to be approximately $1.0 million and are payable by us.

        We have agreed not to directly or indirectly offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us that mature more than one year from such securities issuance for 60 days after the date of this prospectus supplement without the prior written consent of Credit Suisse Securities (USA) LLC.

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter represents and agrees that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of securities to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time,

          (a)   to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

          (b)   to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

          (c)   to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the manager for any such offer; or

          (d)   in any other circumstances that do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

        The expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the note, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

        Each of the underwriters severally represents, warrants and agrees as follows:

          (a)   (i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (ii) it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 ("FSMA") by the company;

          (b)   it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the FSMA) Order 2005 or in circumstances in which section 21 of FSMA does not apply to the company; and

          (c)   it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or, if such indemnification is not available, to contribute to payments the underwriters may be required to make in respect of these liabilities.

        The notes are a new issue of securities for which there currently is no market. The underwriters have advised us that they intend to make a market in the notes as permitted by applicable law. They are not obligated, however, to make a market in the notes and any market-making may be discontinued at any time at their sole discretion. Accordingly, no assurance can be given as to the development or liquidity of any market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

        In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934 (the "Exchange Act"):

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment involves sales by the underwriters of in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

  •
  Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. These transactions, if commenced, may be discontinued at any time. We make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we make no representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

        From time to time, some of the underwriters or their affiliates have provided, and may continue to provide in the future, investment banking, general financing and commercial banking and financial advisory services to us and our affiliates, for which they have received and expect to receive customary compensation. In addition, affiliates of each of the underwriters and certain of their affiliates are agents and/or lenders under our senior credit facility. The affiliates of the underwriters that are lenders under our senior credit facility would receive a pro rata portion of any of the net proceeds of this offering if any such net proceeds are used for the repayment of indebtedness under our senior credit facility.

 LEGAL MATTERS

        The validity of the notes offered hereby and certain other legal matters in connection with this offering will be passed upon for us by Shearman & Sterling LLP, New York, New York. Fried, Frank, Harris, Shriver & Jacobson LLP, New York, New York, will pass upon certain legal matters in connection with this offering for the underwriters.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K and the effectiveness of BE Aerospace, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, proxy statements and other information at the office of Nasdaq at 1735 K Street, Washington, D.C. 20006.

        We filed a registration statement on Form S-3 to register with the SEC the offering of the notes described in this prospectus supplement. This prospectus supplement and the accompanying prospectus are part of that registration statement. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus do not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with different information. We do not, and the underwriters and their affiliates do not, take any responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer to sell these notes in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the information incorporated by reference is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since that date.

 DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, and later information that we file with the SEC will automatically update and supersede this information.

        We incorporate by reference into this prospectus supplement the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and the date of the closing of the offering made hereby. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus supplement), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus supplement.

        This prospectus supplement and the accompanying prospectus incorporate by reference the documents listed below that we have filed with the SEC but have not been included in or delivered with this document:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 25, 2010; and

  •
  Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, filed on May 4, 2010 and for the quarter ended June 30, 2010, filed on August 4, 2010.

        You may request a copy of these incorporated documents at no cost by writing or telephoning us at the following address:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414
Attention: General Counsel
(561) 791-5000

PROSPECTUS

BE AEROSPACE, INC.

Common Stock

Debt Securities

        We may offer and sell, from time to time, in one or more offerings, our common stock and our debt securities that we describe in this prospectus.

        We may offer and sell our common stock and our debt securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific terms of the common stock or debt securities to be offered in prospectus supplements to this prospectus or other offering material. Information in this prospectus will be deemed modified or superseded by any accompanying prospectus supplement or other offering material. You should read carefully this prospectus and the accompanying prospectus supplement or other offering material before you invest in our common stock or debt securities.

        Investing in our common stock or debt securities involves risks that are described in the "Risk Factors" section of our periodic reports filed with the Securities and Exchange Commission or in the applicable prospectus supplement or other offering material.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 13, 2010.

        We have not authorized any other person to provide you with any information or to make any representation that is different from, or in addition to, the information and representations contained in this prospectus, any prospectus supplement or in any other offering material or in any of the documents that are incorporated by reference in this prospectus or in any prospectus supplement or in any other offering material. We do not take any responsibility for, and can provide no assurance as to reliability of, any information that others may give you. You should assume that the information appearing in this prospectus, any prospectus supplement, in any other offering material, as well as the information contained in any document incorporated by reference therein or herein, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may, from time to time, sell our common stock and our debt securities covered by this prospectus in one or more offerings.

        This prospectus provides you with a description of our common stock and our debt securities that we may sell. Each time we sell our common stock or our debt securities, we will provide one or more prospectus supplements or other offering material that will contain specific information about the terms of that specific offering of our common stock or our debt securities and the specific manner in which they may be offered. The prospectus supplement or other offering material may also add to, update or change any of the information contained in or incorporated by reference into this prospectus. To the extent that any statement we make in a prospectus supplement or other offering material is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement or other offering material. The prospectus supplement or other offering material may also contain information about any material federal income tax considerations relating to our common stock or our debt securities described in the prospectus supplement or other offering material. You should read both this prospectus and the applicable prospectus supplement or other offering material together with the additional information described under "Where You Can Find Additional Information" elsewhere in this prospectus before making an investment decision. This prospectus may not be used to sell our common stock or our debt securities unless it is accompanied by a prospectus supplement or other offering material.

i

        This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed or will be filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under "Where You Can Find Additional Information" elsewhere in this prospectus.

        The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the common stock and debt securities offered under this prospectus. That registration statement can be read at the SEC's web site (www.sec.gov) or at the SEC's offices mentioned under the heading "Where You Can Find Additional Information" elsewhere in this prospectus.

        In this prospectus we use the terms "BE Aerospace," "we," "us," and "our" to refer to BE Aerospace, Inc., a Delaware corporation.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a database maintained at the SEC's website (http://www.sec.gov). In addition, you can inspect and copy our reports, proxy statements and other information at the office of Nasdaq at 1735 K Street, Washington, D.C. 20006.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        We filed a registration statement on Form S-3 to register with the SEC the common stock and debt securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. The SEC allows us to incorporate by reference the information we file with it into this prospectus. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by any information incorporated later or superseded by information included in this prospectus or any prospectus supplement or other offering material relating to an offering of our common stock and debt securities.

        We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus and the date of the closing of each offering. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

        This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included in or delivered with this document:

  •
  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on February 25, 2010; and

ii

  •
  Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, filed on May 4, 2010 and for the quarter ended June 30, 2010, filed on August 4, 2010.

        We will provide, without charge, to any person who receives a copy of this prospectus, upon such recipient's written or oral request, a copy of any document incorporated by reference into this prospectus, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

BE Aerospace, Inc.
1400 Corporate Center Way
Wellington, Florida 33414
Attention: General Counsel
(561) 791-5000

        Except as provided above, no other information, including, but not limited to, information on our website is incorporated by reference in this prospectus.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein and therein contain, or will contain, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, all statements that do not relate solely to historical or current facts, including statements regarding the implementation and expected benefits of lean manufacturing and continuous improvement plans, our dealings with customers and partners, the consolidation of facilities, reduction of our workforce, integration and expected benefits from acquired businesses, ongoing capital expenditures, our ability to grow our business, the impact of the large number of grounded aircraft on demand for our products and our underlying assets, the adequacy of funds to meet our capital requirements, the ability to refinance our indebtedness, if necessary, the reduction of debt, the potential impact of new accounting pronouncements, the global recession and the impact on our business of the recent and projected decreases in passenger traffic and the size of the airline fleet, and any offering of securities made pursuant to this prospectus. Such forward-looking statements include risks and uncertainties and our actual experience and results may differ materially from the experience and results anticipated in such statements. Factors that might cause such a difference include those discussed under the heading "Risk Factors" in our periodic reports filed with the SEC and in any accompanying prospectus supplement or other offering materials, as well as future events that may have the effect of reducing our available operating income and cash balances, such as unexpected operating losses, the impact of rising fuel prices on our airline customers, outbreaks in national or international hostilities, terrorist attacks, prolonged health issues which reduce air travel demand (e.g., SARS, Swine Flu, Icelandic volcano eruptions), delays in, or unexpected costs associated with, the integration of our acquired or recently consolidated businesses and businesses we acquire in the future, conditions in the airline industry, conditions in the business jet industry, problems meeting customer delivery requirements, our success in winning new or expected refurbishment contracts from customers, capital expenditures, increased leverage, possible future acquisitions, facility closures, product transition costs, labor disputes involving us, our significant customers' suppliers or airframe manufacturers, the impact of a prolonged global recession, the possibility of a write-down of intangible assets, delays or inefficiencies in the introduction of new products, fluctuations in currency exchange rates or our inability to properly manage our rapid growth.

        Except as required under the federal securities laws and rules and regulations of the SEC, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein. These statements should be considered only after carefully reading this prospectus, any accompanying prospectus supplement and other offering material and the documents incorporated by reference herein and therein.

iii

OUR COMPANY

        Based on our experience in the industry, we believe we are the world's largest manufacturer of cabin interior products for commercial airlines and business jets and the world's leading distributor of aerospace fasteners and consumables. We sell our products directly to virtually all of the world's major airlines and a vast majority of aerospace manufacturers. In addition, through our consumables management segment, we sell a large and growing number of consumable parts to market participants in the defense industry. Based on our experience, we believe that we have achieved leading global market positions in each of our major product categories, which include:

  •
  a broad line of aerospace fasteners and consumables, consisting of over 275,000 Stock Keeping Units (SKUs) serving the aerospace, commercial aircraft, business jet and military and defense industries;

  •
  commercial aircraft seats, including an extensive line of super first class, first class, business class, tourist class and regional aircraft seats;

  •
  a full line of aircraft food and beverage preparation and storage equipment, including galley systems, coffeemakers, water boilers, beverage containers, refrigerators, freezers, chillers and ovens, including microwave, high efficiency convection and steam ovens;

  •
  both chemical and gaseous aircraft oxygen storage, distribution and delivery systems, protective breathing equipment and a broad range of lighting products; and

  •
  business jet and general aviation interior products, including an extensive line of executive aircraft seats, direct and indirect overhead lighting systems, passenger and crew oxygen systems, air valve systems, high end furniture and cabinetry.

        We also provide comprehensive aircraft cabin interior reconfiguration and passenger-to-freighter conversion engineering services, galley systems and component kits.

USE OF PROCEEDS

        Except as may otherwise be described in the applicable prospectus supplement or other offering material, we expect to use the net proceeds from the sale of the common stock and debt securities under this prospectus for general corporate or working capital purposes, which may include, among other things, capital expenditures, repaying indebtedness, funding acquisitions and investments. Additional information on the use of net proceeds from any sale of common stock or debt securities offered by this prospectus may be set forth in the prospectus supplement or other offering material relating to such offering.

RATIO OF EARNINGS TO FIXED CHARGES

        Set forth below is information concerning our ratio of earnings to fixed charges.

        For these ratios, earnings represents operating earnings before fixed charges and income taxes. Fixed charges represents interest expense, capitalized interest and amortization of deferred debt issuance costs.

	Six Months Ended June 30,		Year Ended
	2010	2009	2009	2008	2007	2006	2005
Ratio of earnings to fixed charges(1)	3.6x	3.4x	3.3x	—	9.6x	3.0x	1.6x

(1)
For the fiscal year ended December 31, 2008, our fixed charges exceeded our earnings by $87.8 million.

DESCRIPTION OF COMMON STOCK

        We are authorized to issue 200,000,000 shares of common stock, $0.01 par value, of which 102,289,342 shares were outstanding as of June 30, 2010. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and to receive such dividends as may be declared by the board of directors out of funds legally available to pay dividends. The indenture relating to our outstanding senior unsubordinated notes and our current bank credit facility restrict dividend payments by us to our stockholders. In the event of a liquidation, dissolution or winding up of our company, holders of our stock have the right to a ratable portion of the assets remaining after payment of liabilities. Holders of common stock do not have cumulative voting, preemptive, redemption or conversion rights. All outstanding shares of our common stock are, and the shares to be sold under this prospectus will be, when issued and paid for, fully paid and non-assessable.

Directors' Exculpation and Indemnification

        Our restated certificate of incorporation provides that none of our directors shall be liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except to the extent otherwise required by the Delaware General Corporation Law, or the DGCL. The effect of this provision is to eliminate our rights, and our stockholders' rights, to recover monetary damages against a director for breach of a fiduciary duty of care as a director. This provision does not limit or eliminate our right, or the right of any stockholder, to seek non-monetary relief, such as an injunction or rescission in the event of a breach of a director's duty of care. In addition, the restated certificate provides that, if the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. These provisions will not alter the liability of directors under federal or state securities laws. The restated certificate also includes provisions for the indemnification of our directors and officers to the fullest extent permitted by Section 145 of the DGCL.

Election and Removal of Directors

        The restated certificate of incorporation classifies our board of directors into three classes, as nearly equal in number as possible, so that each director will serve for three years, with one class of directors being elected each year. The restated certificate also provides that directors may be removed for cause only with the approval of the holders of at least two-thirds of the voting power of our shares entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose. In addition, the restated certificate requires at least two-thirds of the voting power of our shares entitled to vote generally in the election of directors at an annual meeting or special meeting called for such purpose to alter, amend or repeal the provisions relating to the classified board and removal of directors described above.

        We believe that the provisions described in the preceding paragraph, taken together, reduce the possibility that a third party could effect a change in the composition of our board of directors without the support of the incumbent board. The provisions may have significant effects on the ability of our stockholders to change the composition of the incumbent board, to benefit from transactions which are opposed by the incumbent board, to assume control of us or effect a fundamental corporate transaction such as a merger. Nevertheless, although we have not experienced any problems in the past with the continuity or stability of the board, management believes that the provisions help assure the continuity and stability of our policies in the future, since the majority of the directors at any time will have prior experience as directors.

Section 203 of the Delaware General Corporation Law

        We are subject to the provisions of Section 203 of the DGCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder, (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans), or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined as any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Limited.

DESCRIPTION OF DEBT SECURITIES

        We may from time to time offer to sell debt securities. We will set forth a description of the debt securities that may be offered under this prospectus in a prospectus supplement or other offering material.

        Debt securities offered under this prospectus will be governed by a document called the "Indenture." Unless we specify otherwise in the applicable prospectus supplement, the Indenture is a contract between us and Wilmington Trust Company, which acts as Trustee. A copy of the Indenture is filed as an exhibit to the registration statement of which this prospectus is a part.

PLAN OF DISTRIBUTION

        We may sell our common stock and our debt securities offered by this prospectus:

  •
  through agents;

  •
  to or through underwriters;

  •
  through dealers;

  •
  directly by us to other purchasers; or

  •
  through a combination of any such methods of sale.

        Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters' compensation will be described in the applicable prospectus supplement. Underwriting discounts and commissions will not exceed 8% for any offering of securities made pursuant to this prospectus.

        We (directly or through agents) may sell, and the underwriters may resell, the common stock or the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

        In connection with the sale of common stock and debt securities, the underwriters or agents may receive compensation from us or from purchasers of the common stock or debt securities for whom they may act as agents. The underwriters may sell common stock or debt securities to or through dealers, who may also receive compensation from purchasers of the common stock or debt securities for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the common stock or debt securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from us and any profit on the resale of the common stock or debt securities by them may be treated as underwriting discounts and commissions under the Securities Act.

        We will indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

        Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

        If so indicated in the prospectus supplement relating to a particular issue of common stock or debt securities, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the common stock or debt securities from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

LEGAL MATTERS

        The validity of our common stock and debt securities will be passed upon for us by Shearman & Sterling LLP, New York, New York.

EXPERTS

        The consolidated financial statements, and the related financial statement schedule, incorporated in this prospectus by reference from our Annual Report on Form 10-K and the effectiveness of BE Aerospace, Inc.'s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.